Exhibit 10.25

Execution Version

MASTER CO-LENDER AGREEMENT

Dated as of December 29, 2014

among

TPG RE FINANCE TRUST CLO ISSUER, L.P. , an exempted limited partnership organized under the laws of the Cayman Islands, TPG RE FINANCE TRUST CLO ISSUER SUB, LTD., an exempted company organized under the laws of the Cayman Islands, TPG RE FINANCE TRUST CLO TRS CORP., a Delaware corporation, and TPG RE FINANCE TRUST CLO TRS 1 CORP., a Delaware corporation, and TPG RE FINANCE TRUST CLO TRS 2 CORP., a Delaware corporation

(collectively, as set forth herein with respect to each such Person’s ownership interests set forth on Schedule I, Interest Holder 1)

and

GERMAN AMERICAN CAPITAL CORPORATION

(collectively, as set forth herein with respect to each such Person’s ownership interests set forth on Schedule I, Interest Holder 2)

and

DEUTSCHE BANK TRUST COMPANY AMERICAS and DEUTSCHE BANK AG NEW YORK BRANCH,

(collectively, as set forth herein with respect to each Loan Asset, initial Agent)

MASTER CO-LENDER AGREEMENT

THIS MASTER CO-LENDER AGREEMENT (this “Agreement”) is dated as of December 29, 2014, by and among TPG RE FINANCE TRUST CLO ISSUER, L.P. , an exempted limited partnership organized under the laws of the Cayman Islands, TPG RE FINANCE TRUST CLO ISSUER SUB, LTD., an exempted company organized under the laws of the Cayman Islands, TPG RE FINANCE TRUST CLO TRS CORP., a Delaware corporation, TPG RE FINANCE TRUST CLO TRS 1 CORP., a Delaware corporation, and TPG RE FINANCE TRUST CLO TRS 2 CORP., a Delaware corporation, each having an office at c/o TPG RE Finance Trust CLO Issuer, L.P., 345 California Street, Suite 3300, San Francisco, CA 94104 (collectively (or individually, if the context shall so require), with respect to each such Person’s Loan Interests set forth on Schedule I, “Initial Interest Holder 1”), GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, (with respect to each such Person’s Loan Interests set forth on Schedule I, “Initial Interest Holder 2”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation and DEUTSCHE BANK AG NEW YORK BRANCH, a branch of Deutsche Bank AG, a banking corporation organized under the laws of the Federal Republic of Germany, each having an office at 60 Wall Street, 10th Floor, New York, NY 10005 (collectively (or individually, if the context shall so require), as initial Agents with respect to the Loan Assets as set forth on Schedule I, and as more particularly set forth in Section 6.1 hereof, and together with such Person’s successors and/or assigns, “Agent”). Interest Holder 1 and Interest Holder 2, in their capacities as co-lenders pursuant to this Agreement, are sometimes referred to herein each individually as an “Interest Holder” and collectively referred to herein as “Interest Holders.”

RECITALS

A. Initial Interest Holder 2 is the owner and holder of certain Loan Assets.

B. Interest Holder 1 has agreed to purchase from Initial Interest Holder 2 and Initial Interest Holder 2 has agreed to sell to Interest Holder 1 a portion of its interests in the Loan Assets, all subject to and in accordance with the terms and conditions set forth in that certain Master Purchase, Sale and Participation Agreement between Initial Interest Holder 2 and TPG RE FINANCE TRUST CLO ISSUER, L.P., and dated December 18, 2014 (the “Master Purchase Agreement”).

C. Immediately after closing under the Master Purchase Agreement, Interest Holder 1 and Interest Holder 2 will hold their respective Percentage Interest in the Loan Assets as set forth on Schedule 1 hereto.

D. It is the intention and desire of the Agent and the Interest Holders to enter into this Agreement in order to set forth the respective rights, benefits, priorities, and obligations of the Agent and the Interest Holders with respect to the Loan Assets and the other mutual understandings of the Agent and the Interest Holders.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Definitions. For purposes of this Agreement (and the Recitals above), except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accepted Servicing Practices” means the same degree of care, skill, prudence and diligence which Agent normally exercises in connection with real estate loans of substantially the same size and type as the Loan Assets that Agent holds and administers for its own account (or for the accounts of its Affiliates if such Agent does not itself hold interests similar to the Loan Assets) (x) exercising reasonable business judgment and acting in accordance with applicable law, the terms of this Agreement and the Underlying Instruments, and (y) without regard to (1) any relationship or ownership interest that Agent or any Affiliate thereof may have with any Borrower or any Affiliate thereof or any relationship or ownership interest that the Agent or any Affiliate thereof may have with an Interest Holder or any Affiliate thereof, (2) any ownership interest in the Loan Interests, (3) the right of the Agent or any Affiliate thereof to receive compensation for its services or reimbursement of costs hereunder or with respect to any particular transaction, (4) the management or servicing of mortgage loan portfolios for other third parties, (5) any obligation of the Agent or its Affiliates to make any Advances, and (6) any indemnity obligation or right on the part of the Agent or any Affiliate thereof with respect to the Loan Assets.

“Accounts” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, any reserve or collateral accounts relating to such Loan Asset including, without limitation, a Borrower operating account, carry cost account, deposit account, interest reserve account, rebalancing reserve account, or portfolio deposit account.

“Agent” has the meaning set forth in the Preamble.

“Advance” means, with respect to each Loan Asset (or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property), any disbursement of the proceeds of such Loan Asset pursuant to the terms of the Underlying Instruments of such Loan Asset (which shall, for the avoidance of doubt, exclude any Protective Advances, Reimbursable Advances or other amounts in excess of the amounts that Borrower is entitled to receive upon satisfaction of conditions precedent pursuant to the applicable Underlying Instruments).

“Advance Conditions” has the meaning set forth in Section 6.9 of this Agreement.

“Affiliate” means, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

“Affiliate Contracts” means any contracts between a Borrower and an Affiliate of such Borrower.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Interest Holders” means the applicable Interest Holder or Interest Holders whose consent is required under Section 6.3(b) or Section 6.3(c) of this Agreement for the taking of any action constituting a Major Decision.

“Applicable Party” has the meaning set forth in Section 5.1 of this Agreement.

“Approved REO Budget” has the meaning set forth in Section 9(k) of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.), as amended from time to time, or any successor statute or any rule promulgated pursuant thereto.

“Borrower” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the underlying “Borrower” as such term is defined in the Underlying Instruments (or, if there is more than one borrower of such Loan Asset, a collective reference to all such borrowers) of such Loan Asset. The definition of “Borrower” shall include the primary obligor or obligors of the underlying obligations under the Underlying Instruments of such Loan Asset.

“Borrower Related Party” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, collectively or individually, Borrower, Guarantor, and any Affiliate of any of the foregoing, and any officer, director, employee or immediate family member of the foregoing, and any Person acting at the direction of any of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which national banks in New York, New York are not open for business.

“Business Plan” means, if applicable, the business plan proposed by Borrower for the construction, improvement, development, marketing, sale, leasing and operation of a Mortgaged Property.

“Buy/Sell Purchase Price” has the meaning set forth in Section 6.5(b) of this Agreement.

“Buying Interest Holders” has the meaning set forth in Section 6.12(b) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, any property other than the Mortgaged Property securing such Loan Asset or the obligations of a Guarantor of such Loan Asset.

“Collateral Realization Event” means, with respect to a Loan Asset, the date on which an REO Holding Entity shall have obtained any direct or indirect ownership interest in any of the collateral for such Loan Asset pursuant to the exercise of any remedies under the Loan Agreement or other loan documents related to such Loan Asset.

“ Construction Consultant” means any construction consultant engaged by Agent on behalf of the Interest Holders with respect to the administration of a Loan Asset under which the Mortgaged Property is undergoing construction.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided, that for purposes of the definition of “Qualified Equity Holder” herein, the term Control shall, in addition to the foregoing, require the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of such entity. The terms “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.

“Counterparty Lender” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, any third party lender or other creditor that is not a pari passu participant and/or co-lender together with the Interest Holders pursuant to the Underlying Instruments evidencing such Loan Asset. For the avoidance of doubt, Participation Counterparties shall not be Counterparty Lenders.

“Counterparty Payment Obligation” has the meaning set forth in Section 3.2.

“Deadlocked Decision” has the meaning set forth in Section 6.5(a) of this Agreement.

“Default Amount” has the meaning set forth in Section 6.10 of this Agreement.

“Default Amount Accrued Interest” has the meaning set forth in Section 6.10(e)(i) of this Agreement.

“Default Amount Election Notice” has the meaning set forth in Section 6.10(c) of this Agreement.

“Default Amount Funding Date” has the meaning set forth in Section 6.10(c) of this Agreement.

“Default Amount Notice” has the meaning set forth in Section 6.10(c) of this Agreement.

“Default Costs” has the meaning set forth in Section 6.10(e)(ii) of this Agreement.

“Default Interest” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, any and all interest accrued on such Loan Asset at the Default Rate.

“Default Rate” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the underlying “Default Rate” as such term is defined in the Underlying Instruments of such Loan Asset (or if such term is not defined in such Underlying Instruments, the default rate of interest set forth in the Underlying Instruments of such Loan Asset applicable to the accrual or payment of interest with respect to the Loan Asset).

“Defaulting Lender” has the meaning set forth in Section 6.10 of this Agreement.

“Disqualified Person” means any Person if, at the time as of which a determination is required under the terms of this Agreement:

(i) such Person, or any Person that Controls such Person, is, or has been within the last seven (7) years, a debtor in a Proceeding; or

(ii) such Person, or any Person that Controls such Person or is Controlled by such Person, to the knowledge of the Person seeking the applicable approval or as determined by Agent, has ever been convicted of, or pleaded guilty to, a felony involving dishonesty, fraud or moral turpitude.

“Distribution Date” means, with respect to any Loan Asset, (i) until a Collateral Realization Event, the second Business Day after each Payment Date for such Loan Asset, and (ii) after a Collateral Realization Event, a Business Day from time to time as determined by the Agent, but in any event no less than once every forty-five (45) days to the extent funds are available for distribution.

“Draw Request” means, with respect to (i) each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, and (ii) each Advance under such Loan Asset, the Borrower’s request for such Advance, together with Borrower’s documents and information required by the applicable Underlying Instruments to be furnished to Agent as a condition to such Advance.

“Electing Lender” has the meaning set forth in Section 6.10(c) of this Agreement.

“Election Notice” has the meaning set forth in Section 6.5(a) of this Agreement.

“Election Period” has the meaning set forth in Section 6.5(c) of this Agreement.

“Eligibility Requirements” means with respect to any Person, that such Person (or a Person that has irrevocably and unconditionally guaranteed such Person’s obligations with respect any applicable Loan Asset in a manner reasonably acceptable to Agent and each of the other Interest Holders (solely to the extent such Interest Holders hold a 12.5% or greater Percentage Interest in the applicable Loan Asset)) (i) has at least $250,000,000 in capital/statutory surplus or shareholders’ equity and owns in its own name or is managed by a Person who has under its own fully discretionary management at least $500,000,000 in total assets (provided, however, that if similar “eligibility requirements” contained in the Underlying Instruments for any Loan Asset, provide for a higher amount of capital/statutory surplus or shareholders’ equity and/or a higher amount of total assets owned or under management, such higher amounts shall be deemed substituted for the amounts provided in this definition with respect to such Loan Asset) and (ii) is regularly engaged in the business of owning or operating commercial real estate properties or making or owning commercial real estate loans (or interests therein), mezzanine loans (or interests therein) or commercial loans (or interests therein).

“Environmental Indemnity” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the environmental indemnity with respect to such Loan Asset.

“ERISA” has the meaning set forth in Section 5.1(f) of this Agreement.

“Event of Default” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the underlying “Event of Default” as such term is defined in the Underlying Instruments of such Loan Asset.

“Excess Default Interest” means, for any month or interest accrual period under each Loan Agreement, the amount (if any) by which (i) interest paid by Borrower at the Default Rate exceeds (ii) interest paid by Borrower at the Interest Rate for such month or other accrual period.

“Exercise Notice” has the meaning set forth in Section 6.10(e)(i) of this Agreement.

“Final Notice” has the meaning set forth in Section 6.9(a) of this Agreement.

“Funded Default Amount” has the meaning set forth in Section 6.10(c) of this Agreement.

“Funded Default Amount Interest Rate” means the greater of (a) ten percent (10%) per annum, and (b) three percent (3%) per annum over the applicable Default Rate, in each case, compounded monthly.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the underlying “Guarantor” as such term is defined in the Underlying Instruments (or, if there is more than one guarantor of such Loan Asset, a collective reference to all such guarantors) of such Loan Asset. The definition of “Guarantor” shall include the secondary obligor or obligors of the underlying obligations under the Underlying Instruments of such Loan Asset.

“Guaranty” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the guaranty of recourse obligations with respect to such Loan Asset.

“Guaranty of Completion” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the guaranty of completion with respect to such Loan Asset.

“Initial Interest Holder 1” has the meaning set forth in the Preamble.

“Initial Interest Holder 2” has the meaning set forth in the Preamble.

“Initial Interest Holders” means, collectively, Initial Interest Holder 1 and Initial Interest Holder 2.

“Initiating Interest Holder” has the meaning set forth in Section 6.5(a) of this Agreement.

“Interest Holder” has the meaning set forth in the Preamble.

“Interest Holder 1” means the Initial Interest Holder 1 or any subsequent holder or holders of Interest Holder 1 Interests or any portion thereof.

“Interest Holder 1 Maximum Commitment” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the funding commitment for Advances pursuant to the Underlying Instruments evidencing such Loan Asset based on the Interest Holder 1 Percentage Interest, as set forth on the Loan Interests Schedule as of the date indicated therein

“Interest Holder 1 Interests” means, collectively, the beneficial interests held by Interest Holder 1 in the Loan Assets, whether such interest is held directly as a direct holder of a Loan and/or note, or as a participation or sub-participation interest in a Loan Asset, as set forth with respect to each Interest Holder 1 on the Loan Interests Schedule.

“Interest Holder 1 Percentage Interest” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, as of any date, the ratio of the Interest Holder 1 Principal Balance to the Loan Asset Principal Balance. The Interest Holder 1 Percentage Interest as of the date of this Agreement is set forth in the Loan Interests Schedule.

“Interest Holder 1 Principal Balance” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, at any time of determination, the outstanding principal balance then owing under the Interest Holder 1 Interests (which shall include any Funded Default Amount that has been funded by Interest Holder 1 and has not been paid back in full, together with interest accrued at the Funded Default Amount Interest Rate).

“Interest Holder 2” means the Initial Interest Holder 2 or any subsequent holder or holders of Interest Holder 2 Interests or any portion thereof.

“Interest Holder 2 Maximum Commitment” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the funding commitment for Advances pursuant to the Underlying Instruments evidencing such Loan Asset based on the Interest Holder 2 Percentage Interest, as set forth on the Loan Interests Schedule as of the date indicated therein.

“Interest Holder 2 Interests” means, collectively, the beneficial interests held by Interest Holder 2 in the Loan Assets, whether such interest is held directly as a direct holder of a Loan and/or note, or as a participation or sub-participation interest in a Loan Asset, as set forth with respect to each Interest Holder 2 on the Loan Interests Schedule.

“Interest Holder 2 Percentage Interest” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, as of any date, the ratio of the Interest Holder 2 Principal Balance to the Loan Asset Principal Balance. The Interest Holder 2 Percentage Interest as of the date of this Agreement is set forth on the Loan Interests Schedule.

“Interest Holder 2 Principal Balance” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, at any time of determination, the outstanding principal balance then owing under the Interest Holder 2 Interests (which shall include any Funded Default Amount that has been funded by Interest Holder 2 and has not been paid back in full, together with interest accrued at the Funded Default Amount Interest Rate).

“Interest Rate” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the underlying “Interest Rate” as such term is defined in the Underlying Instruments of such Loan Asset (or if such term is not defined in such Underlying Instruments, the non-default contract rate of interest set forth in the Underlying Instruments of such Loan Asset applicable to the accrual or payment of interest with respect to the Loan Asset).

“Interest Rate Cap Agreement” means any interest rate protection agreement and/or other interest rate hedging product contemplated pursuant to an Underlying Instrument.

“Interest Rate Differential” shall mean, with respect to any Funded Default Amount, the difference between the amount that an Interest Holder receives as a result of being repaid at the Funded Default Amount Interest Rate and the interest on such amount actually paid by the applicable Borrower(s).

“Legal Requirements” means, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities having jurisdiction over any Loan, Borrower, Mortgaged Property, Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to such Borrower, at any time in force affecting such Mortgaged Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Mortgaged Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender Default” has the meaning set forth in Section 6.10 of this Agreement.

“Lien” means, with respect to any asset, including any Loan Asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of any Loan Asset or securities, any purchase option, right of first refusal, right of first offer, call or similar right of a third party with respect to such Loan Asset or securities.

“Liquidation Proceeds” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, all cash amounts (other than REO Operating Revenues) received by Agent in connection with: (a) the taking of all or a part of any Mortgaged Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants, and the rights of Borrower under the terms of an applicable Mortgage; (b) a casualty, in the event that such amounts are not applied to Restoration, (c) the liquidation of all or a part of any Mortgaged Property or other collateral constituting security for any part in the Mortgage Loan through trustee’s sale, foreclosure sale, or otherwise, exclusive of any portion thereof required to be released to any Borrower in accordance with applicable law and the terms and conditions of the Underlying Instruments; (d) the realization upon any deficiency judgment obtained against any Borrower, (e) the sale of any REO Property, (f) payments by any Borrower or Guarantor under any Environmental Indemnity, or (g) payments by Guarantor under any Guaranty, Guaranty of Completion or other guaranty or similar credit enhancement delivered by any Guarantor with respect to a Loan Asset.

“Loan Agreement” means each loan agreement or other primary credit agreement documentation governing a Loan Asset.

“Loan Asset” has the meaning set forth in the Master Purchase Agreement (which shall include, without limitation, any Participation Asset and the interests of the Interest Holders in any REO Property).

“Loan Asset Principal Balance” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, as of any date, collectively, the Interest Holder 1 Principal Balance and the Interest Holder 2 Principal Balance in such Loan Asset.

“Loan Interests” means (i) with respect to Interest Holder 1, the Interest Holder 1 Interests, and (ii) with respect to Interest Holder 2, the Interest Holder 2 Interests.

“Loan Interests Schedule” means the schedule in the form attached hereto as Schedule 1, which schedule sets forth certain principal terms of the Loan Interests (as of October 31, 2014) and the identity of the Agent for each Loan Asset, which such Loan Interest Schedule shall be updated from time to time to reflect (a) Transfers consummated in accordance with this Agreement and the Master Purchase Agreement, (b) changes in the designated “Agent” with respect to a Loan Asset effectuated in accordance herewith, and (c) revised loan balances.

“Major Decision Deadline” has the meaning set forth in Section 6.3(d) of this Agreement.

“Major Decisions” means each of the actions that requires the unanimous consent of the Interest Holders or consent of the Required Lenders under Section 6.3(b) and/or Section 6.3(c) (as applicable) of this Agreement.

“Manager” shall mean any Person providing construction management, general contracting, property management or other similar management services with respect to the development, construction or operation of any Mortgaged Property.

“Master Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Maximum Commitment” means (i) with respect to Interest Holder 1, the Interest Holder 1 Maximum Commitment, and (ii) with respect to Interest Holder 2, the Interest Holder 2 Maximum Commitment.

“Minimum Release Price” shall mean the lowest amount for which a Borrower is permitted to sell the portion of a Mortgaged Property pursuant to the Underlying Instrument.

“Monetary Event of Default” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, a default under the Underlying Instruments with respect to the payment of money to the extent due and payable on or with respect to the Mortgage Loan and with respect to which all applicable cure or grace periods provided to Borrower pursuant to the Underlying Instruments have expired without Borrower having cured the same (unless such default has been waived in accordance herewith).

“Mortgage” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the mortgage, deed of trust or other instrument creating a first priority Lien on the Mortgaged Property described therein and securing the Mortgage Loan.

“Mortgage Loan” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, (i) each individual mortgage loan that comprises such Loan Asset and (ii) with respect to each Participation Interest, the individual mortgage loan underlying such Participation Interest.

“Mortgaged Property” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the real property (including the land and improvements thereon) securing the Mortgage Loan.

“Non-Defaulting Lender” is any Interest Holder that is not a Defaulting Lender.

“Non-Exempt Person” means a Person who has not delivered to (or does not have on file with) the Agent for the relevant year such duly-executed form(s) or statement(s) as may, from time to time, be prescribed by law to permit the Agent to make payments to such Person free of any obligation or liability for withholding of United States federal taxes.

“Note” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the promissory note or notes or other evidence of the indebtedness with respect to such Loan Asset.

“Notice” has the meaning set forth in Section 11.1 of this Agreement.

“Obligations” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, collectively, the underlying “Obligations” as defined in the Underlying Instruments of such Loan Asset.

“Participation Asset” means any Loan Asset that is subject to a co-lender agreement and/or participation agreement with lenders holding interests other than the Loan Interests.

“Participation Buy/Sell Notice” has the meaning set forth in Section 6.12(b) of this Agreement.

“Participation Counterparty” shall mean any third party that has an interest (either as a participant or co-lender) in a loan under an Underlying Instrument relating to a Participation Asset, which interest is not a Loan Interest and is pari passu with the Loan Interests.

“Participation Disposition Opportunity” has the meaning set forth in Section 6.12(a) of this Agreement.

“Participation Interest” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, an individual participation or co-lender interest in such Loan Asset owned or assigned by an Interest Holder under the Master Purchase Agreement (or pursuant to subsequent transactions).

“Participation Notice” has the meaning set forth in Section 6.12(a) of this Agreement.

“Participation Purchase Opportunity” has the meaning set forth in Section 6.12(a) of this Agreement.

“Payment Date” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the stated payment date for the payment of interest, principal or other scheduled payments that are not related to reimbursable expenses on such Loan Asset.

“Percentage Interest” means with respect to a Loan Asset (i) with respect to Interest Holder 1, the Interest Holder 1 Percentage Interest in such Loan Asset, and (ii) with respect to Interest Holder 2, the Interest Holder 2 Percentage Interest in such Loan Asset.

“Permitted Fund Manager” means any Person that on the date of determination is (I) TPG Global, LLC or any Person Controlled or managed by, or under common Control or management with, TPG Global, LLC, or (II) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate properties, commercial real estate loans (or interests therein), mezzanine loans (or interests therein) or commercial loans (or interests therein), (ii) investing through a fund or funds with committed capital of at least $250,000,000 in the aggregate (provided, however, that if a definition of “Permitted Fund Manager” contained in the Underlying Instruments for any Loan Asset provides for a higher amount of committed capital, such higher amount shall be deemed substituted for the amount provided in this definition), and (iii) not a Disqualified Person or a Prohibited Person.

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Preliminary Notice” has the meaning set forth in Section 6.9(a) of this Agreement.

“Post-Foreclosure Plan” has the meaning set forth in Section 6.2(k) of this Agreement.

“Proceeding” has the meaning set forth in Section 4.2(a) of this Agreement.

“Prohibited Person” means any Person:

(i) listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii) that is owned or Controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(vi) who is an Affiliate of a Person listed in clauses (i) through (v) above;

in each case with respect to the foregoing with the result that the investment in Borrower or any direct and/or indirect owner of Borrower or any Guarantor under an applicable Loan Asset, as applicable (whether directly or indirectly), would be prohibited by law, or the Loan Assets would be in violation of law.

“Protective Advances” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums or other items (including capital items and operating expenses) reasonably necessary to preserve, protect, maintain or defend a Mortgaged Property or lien (or priority of such lien) of any Underlying Instrument (including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon a Mortgaged Property to make repairs and the payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Agent appears to be prior or superior to a Mortgage) from any intervening lien, forfeiture, casualty, loss, waste, diminution or reduction in value.

“Purchase Date” has the meaning set forth in Section 6.10(e)(i) of this Agreement.

“Purchase Price” has the meaning set forth in Section 6.10(e)(ii) of this Agreement.

“Qualified Agent” shall mean a Person that (a) is (I) a Qualified Equity Holder or (II) a Permitted Fund Manager that either satisfies the Eligibility Requirements or otherwise demonstrates that it possesses adequate net worth and liquidity capacity to fulfill its obligations hereunder in a manner reasonably acceptable to Agent and each of the other Interest Holders (solely to the extent such Interest Holders hold a 12.5% or greater Percentage Interest in the applicable Loan Asset), and (b) has the administrative capacity (which may be achieved pursuant to the engagement of a servicer that has such capacity) to perform the functions of Agent hereunder (as determined by the Required Lenders appointing such Person in their reasonable discretion).

“Qualified Equity Holder” means a Person that (a) is not a Disqualified Person or a Prohibited Person and (b) is one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) and (ii) that satisfies the Eligibility Requirements; and

(iv) any entity Controlling, Controlled by or under common Control with any of the entities described in clauses (i) through (iii) above that satisfies the Eligibility Requirements;

(v) an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following: an entity that is otherwise a Qualified Equity Holder under clause (i) through (iv) of the definition of Qualified Equity Holder, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (v) satisfy the financial tests set forth in clause (i) of the definition of Eligibility Requirements; or

(vi) the Initial Interest Holders.

“Qualified Manager” shall mean a reputable manager and/or contractor that is not an Affiliate of Agent (except that a portfolio company Affiliate of Interest Holder 1 that otherwise meets the requirements of this definition and that is not actively managed or controlled by the same Persons that control Interest Holder 1 shall not be considered an Affiliate of Agent for purposes of this definition) with at least five (5) years of experience in performing the managerial function for which such Person is engaged as Manager in the same jurisdiction in which the Mortgaged Property is located, and which such Person has developed, constructed and/or managed (as applicable) at least ten (10) properties of the same type as the Mortgaged Property.

“Register” shall have the meaning set forth in Section 6.7 of this Agreement.

“Reimbursable Advances” has the meaning set forth in Section 6.6 of this Agreement.

“Reinstatement Distribution” has the meaning set forth in Section 4.2(b) of this Agreement.

“REO Holding Entity” has the meaning set forth in Section 6.2(k) of this Agreement.

“REO Property” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, any portion of any Mortgaged Property or Collateral acquired through foreclosure, power of sale, acceptance of a deed-in-lieu of foreclosure or otherwise.

“REO Net Operating Income” has the meaning set forth in Section 6.2(k) of this Agreement.

“REO Operating Expenses” has the meaning set forth in Section 6.2(k) of this Agreement.

“REO Operating Revenues” means all income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property (not including any proceeds derived from the sale of such REO Property).

“REO Sale Revenues” means all income, profits and proceeds derived from the sale of an REO Property or portions of an REO Property.

“Replacement Lender” has the meaning set forth in Section 6.10(f)(i) of this Agreement.

“Requested Advance Date” means, with respect to (i) each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, and (ii) each Advance under such Loan Asset, the date on which Borrower requests that an Advance be made in accordance with the terms of the applicable Underlying Instruments.

“Required Lenders” means, as of any date, Interest Holders that collectively hold Loan Interests with an aggregate underlying principal balance at least equal to sixty six and two-thirds percent (66 2/3%) of the Loan Asset Principal Balance (excluding any Interest Holder that is a Defaulting Lender as of such date and the principal balance of the Loan Interests held by such Defaulting Lender).

“Required Debt Service Payment Amount” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, on each Payment Date through and including the Maturity Date, an amount equal to interest accruing and payable on the outstanding principal balance of such Loan Asset for the immediately preceding interest period at the applicable interest rate calculated in accordance with the Underlying Instruments of such Loan Asset.

“Responding Interest Holder” has the meaning set forth in Section 6.5(a) of this Agreement.

“Response Notice” has the meaning set forth in Section 6.5(c) of this Agreement.

“Restoration” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the repair and restoration of the Mortgaged Property after a casualty or condemnation to substantially the condition the Mortgaged Property was in immediately prior to such casualty or condemnation, with such alterations as may be approved by Agent.

“Selling Interest Holders” has the meaning set forth in Section 6.12(b) of this Agreement.

“Servicer” has the meaning set forth in Section 9.2 of this Agreement.

“Servicing Agreement” means that certain Interim Loan Administration Services Agreement dated on or around the date hereof by and between German American Capital Corporation, Deutsche Bank Trust Company Americas, Deutsche Bank AG New York Branch, TPG RE Finance Trust CLO Issuer, L.P., TPG RE Finance Trust CLO Issuer Sub, Ltd., TPG RE Finance Trust CLO TRS Corp., TPG RE Finance Trust CLO TRS 1 Corp., TPG RE Finance Trust CLO TRS 2 Corp., Hanover Street Capital, LLC and Situs Asset Management LLC.

Servicing Fee” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the fee paid to a servicer/trustee for the servicing and administration of such Loan Asset pursuant to the Underlying Instruments for the Loan Asset.

“Taxes” means any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Title Insurance Policy” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Mortgaged Property, the mortgagee title insurance policies with respect to the Mortgage Property and insuring the lien of the Mortgage.

“Transfer” means any direct or indirect assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance or grant of a participation, sub participation or other interest in, change in Control, or other disposition, at any tier of ownership, either directly or indirectly, by operation of law or otherwise.

“UCC Title Insurance Policy” means, with respect to each Loan Asset or an applicable Loan Asset if the context of the use of such term refers to a specified Loan Asset or Collateral, (a) a UCC Title Policy with regard to the pledge of membership interests in Borrower securing payment obligations under the Mortgage Loan or a guaranty thereof, or (b) with respect to a mezzanine loan, a UCC Title Policy with regard to the pledge of membership interests in the Person(s) owned by Borrower.

“Underlying Instruments” has the meaning set forth in the Master Purchase Agreement.

“Waiting Period” has the meaning set forth in Section 6.2(e) of this Agreement.

1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All capitalized words and phrases not otherwise defined in this Agreement shall have the meaning ascribed to them in the applicable Underlying Instruments if the context of the use of such words or phrases refers to an individual Mortgaged Property and/or specified Loan Asset. Capitalized words and phrases used in Section 5.1(i) and Section 5.1(j) hereof that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Master Purchase Agreement.

ARTICLE 2

LOAN ADVANCES

2.1 Loan Advances Generally. Each Interest Holder shall be severally but not jointly liable for the funding of such Interest Holder’s Percentage Interest of all Advances under each of the Loan Assets to be made to Borrower upon the terms and subject to the conditions of this Agreement. Each Interest Holder’s obligation to fund such Interest Holder’s Percentage Interest of each Advance shall be the sole responsibility of such Interest Holder and shall be made in accordance with this Agreement and the applicable Loan Agreement. Each Interest Holder acknowledges that with respect to Advances it shall only be responsible for its respective Maximum Commitment and in no circumstances shall any Interest Holder have any liability or obligation with respect to any other Interest Holder’s funding obligations. Any future Advance made by an Interest Holder will automatically and without further action increase its related Loan Asset Principal Balance in the corresponding amount of such future Advance and upon such increase, each Interest Holder shall be entitled to payments based on such increased Loan Asset Principal Balance in accordance with Section 3.1.

ARTICLE 3

PAYMENTS

3.1 Payments. With respect to each Loan Asset, all amounts tendered by Borrower and/or Guarantor and received by Agent or any Interest Holder pursuant to the Underlying Instruments on account of a Loan Asset or otherwise available for payment on such Loan Asset whether received in the form of monthly payments of interest and/or principal, balloon payments, prepayments, Liquidation Proceeds, late fees, Default Interest, net proceeds under hazard or other insurance policies, amounts received in payment of claims under any Title Insurance Policy or UCC Title Insurance Policy, condemnation proceeds, settlements in respect of any condemnation or REO Net Operating Income (other than any amounts deposited for reserves or escrows required under the Underlying Instruments and net proceeds, awards or settlements to be applied to the restoration of Mortgaged Property in accordance with the Underlying Instruments) shall be applied on each Distribution Date in the following order of priority, it being acknowledged and agreed that amounts received by Agent or any Interest Holder and distributed pursuant to the steps below shall in all events (i) comply with and be subject to the Underlying Instruments with respect to each Loan Asset and (ii) exclude any amounts (if any) payable to any Counterparty Lender and/or Participation Counterparty pursuant to the terms of the Underlying Instruments:

(a) First, to Agent (or its designee) in an amount equal to all accrued and unpaid Servicing Fees applicable to such Loan Asset;

(b) Second, to Agent (or its designee), to pay for all Protective Advances made by Agent (or its designee), Reimbursable Advances made by Agent (or its designee), and all other out of pocket costs and expenses incurred by Agent (or its designee) with respect to such Loan Asset in accordance herewith (including, without limitation, unreimbursed REO Operating Expenses), which amounts shall be repaid (I) at the applicable Interest Rate to the extent that such amounts are then required to be paid with interest by Borrower pursuant to the Underlying Instruments, and (II) at the Funded Default Amount Interest Rate with respect to any such amounts not reimbursed within forty-five (45) days (either by the application of this Section 3.1 and/or by reimbursement from the Interest Holders);

(c) Third, pro rata to the applicable Interest Holders (in accordance with the amount of Protective Advances and Reimbursable Advances made by the relevant Interest Holders and not reimbursed under clause (b) above), to pay for all Protective Advances and Reimbursable Advances and unreimbursed REO Operating Expenses (solely to the extent incurred in accordance with this Agreement) made by such Interest Holders, which amounts shall be repaid (I) at the applicable Interest Rate to the extent that such amounts are then required to be paid with interest by Borrower pursuant to the Underlying Instruments, and (II) at the Funded Default Amount Interest Rate with respect to any such amounts advanced by Electing Lenders in place of Defaulting Lenders;

(d) Fourth, pari passu to the Interest Holders in an amount equal to each such Interest Holder’s share (on a pro rata basis based on their respective Percentage Interests) of the Required Debt Service Payment Amount, to be applied in payment of interest applicable to such Loan Asset, provided that notwithstanding the foregoing, with respect to any Funded Default

Amount constituting principal on a Loan Asset funded by an Electing Lender, (i) the Defaulting Lender shall not receive interest and (ii) such Electing Lender shall receive interest at the Funded Default Amount Interest Rate;

(e) Fifth, pari passu to the Interest Holders (on a pro rata basis based on their respective Percentage Interests) in reduction of the principal amount of such Loan Asset; provided that only amounts that are to be applied as principal under the Underlying Instruments (i.e. not including fees, make-wholes or similar amounts) shall be applied pursuant to this clause (e), and provided, further, that any Funded Default Amount constituting principal on a Loan Asset funded by an Electing Lender shall be repaid to such Electing Lender and not to the Defaulting Lender and the amount otherwise to be paid to such Defaulting Lender pursuant to this clause (e) shall be further reduced by an amount equal to the Interest Rate Differential distributed to such Electing Lenders on account of interest on the Funded Default Amount of such Defaulting Lender pursuant to the immediately preceding clause (d);

(f) Sixth, any amount (other than Default Interest paid by Borrower on account of Protective Advances and/or Reimbursable Advances) paid by Borrower and not otherwise applied in accordance with the foregoing clauses (a) through (e), including, without limitation, all payments of prepayment fees, exit fees and return differential, pro rata (based on their respective Percentage Interests) to each of the Interest Holders applicable to such Loan Asset;

(g) Seventh, pari passu to the applicable Interest Holders, their pro rata portion (based on their respective Percentage Interests) (in accordance with the amount of Protective Advances and Reimbursable Advances made by the relevant Interest Holders), of (i) any Excess Default Interest and (ii) late charges, or other charges payable under the Underlying Instruments, in each case, solely (A) to the extent attributable to any Protective Advances and Reimbursable Advances made by such Interest Holders, and (B) to the extent actually paid by such Borrower;

(h) Eighth, pari passu to the Interest Holders, their pro rata portion (based on their respective Percentage Interests) of (i) any Excess Default Interest and (ii) late charges, or other charges payable under the Underlying Instruments, in each case under clauses (i) and (ii), to the extent actually paid by Borrower and not already paid pursuant to the immediately preceding clause (g); and

(i) Ninth, any amount paid by Borrower or otherwise recovered from any Mortgaged Property or Collateral applicable to such Loan Asset and not otherwise applied in accordance with the foregoing clauses (a) through (h), pari passu to the Interest Holders, to each of the Interest Holders pro rata in proportion to its Percentage Interest.

3.2 Counterparty Payment Obligations Excluded. With respect to each Loan Asset, to the extent any Interest Holder has a right to payment on account of a Counterparty Lender’s and/or Participation Counterparty’s obligation to fund additional amounts pursuant to the Underlying Instruments of a Loan Asset (the “Counterparty Payment Obligation”), no amounts payable on account of any Counterparty Payment Obligation shall be included in payments under

Section 3.1 above. In the event of any failed Counterparty Payment Obligation that entitles the Interest Holders of the relevant Loan Asset to fund such Counterparty Payment Obligation, Agent shall deliver reasonable notice of and provide reasonable opportunity to fund the failed Counterparty Payment Obligation to the extent applicable and in accordance with the Underlying Instruments of such Loan Asset, and if more than one Interest Holder elects to fund such Counterparty Payment Obligation, such amounts shall be funded in proportion to the Percentage Interests of each Interest Holder under such applicable Loan Asset (or in such other amounts as may be agreed in writing among the Interest Holders). The rights of any Interest Holder that funds a failed Counterparty Payment Obligation shall be governed by the terms of the applicable Underlying Instruments.

3.3 Payments Held in Trust. Each of the Interest Holders agrees that if at any time it shall receive from any sources whatsoever any payment on account of any Loan Asset (other than from Agent pursuant to this Agreement), it will promptly remit such payment to Agent within five (5) Business Days of receipt thereof, and such Agent shall hold such payment in trust for the other Interest Holder(s) pending distribution to the Interest Holders in accordance with the requirements of this Agreement. Any such payment not remitted to Agent within five (5) Business Days of receipt thereof shall accrue interest at the Interest Rate from the date such Interest Holder received such payment until the date remitted to Agent, which interest shall be due and payable from such Interest Holder at the time such payment is remitted to Agent.

ARTICLE 4

NOTICE OF DEFAULT; BANKRUPTCY OF BORROWER

4.1 Notice of Default. With respect to each Loan Asset, in the event of an Event of Default under the Underlying Instruments of any Loan Asset, Agent will provide to the Interest Holders a copy of any related notice of default delivered to the applicable Borrower in the same manner and at the same time such notice is given to such Borrower, and such notice shall be sent to the Interest Holders in the manner provided for in Section 11.1 below. Notwithstanding the foregoing, the failure of Agent to provide any such notice to the Interest Holders shall not affect, limit, modify, or waive in any manner or respect the Event of Default with respect to the relevant Borrower(s). The foregoing shall not, and shall not be deemed to, limit, affect, modify or waive in any manner or respect Agent’s rights and remedies upon the occurrence of a default that is not a Monetary Event of Default which Agent determines, in its good faith judgment, to be or create an emergency or to necessitate an immediate response or action in order to preserve or protect the applicable Mortgaged Property, the collateral or the health and/or safety of any tenant or other persons and their property on or at, occupying or using all or any portion of, the applicable Mortgaged Property.

4.2 Bankruptcy of Borrower and Guarantor.

(a) This Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors (a “Proceeding”) by or against any Borrower or Guarantor. In the event of a Proceeding by or against any Borrower, all references herein to such Borrower shall be deemed to apply to the fee title holder or leasehold holder of such Borrower’s Mortgaged Property as a debtor-in-possession and to any trustee in bankruptcy for the estate of the fee title holder or leasehold holder of such Mortgaged Property. With respect to any Loan Asset that is a Participation Asset, such Interest Holder acknowledges that any claim it may have under the Loan Asset in any bankruptcy action with respect to its participation interest constitutes a single claim which is not separate and apart from any claim held by the applicable noteholder of such Loan Asset, and in no event shall such Interest Holder that is a participant seek to file a separate claim in any bankruptcy case involving a Borrower or any Guarantor.

(b) If Agent holding or having distributed any amount received or collected in respect of any of the Loan Assets is required under bankruptcy or other law, to return such amount to a Borrower, the estate in bankruptcy thereof, any Guarantor, any third party or any trustee, receiver or other similar representative of a Borrower, then, notwithstanding any other provision of this Agreement, each Interest Holder, as applicable, will promptly on demand repay to Agent the portion thereof which shall have been theretofore distributed to such Interest Holder, as applicable (a “Reinstatement Distribution”) and, then, to the maximum extent permitted by law, this Agreement shall be reinstated with respect to any such Reinstatement Distribution.

ARTICLE 5

COVENANTS, REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Applicable Parties. Each Interest Holder and Agent (as applicable, the “Applicable Party”) hereby makes (only as to itself, and not with respect to any other Applicable Party) the following representations, warranties and covenants to the other Applicable Parties as of the date hereof:

(a) The Applicable Party has the power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary action of the Applicable Party, duly executed and delivered by the Applicable Party and constitutes valid and binding obligations of such party enforceable against the Applicable Party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) Neither the execution, delivery or performance by the Applicable Party of this Agreement nor compliance by it with the terms and provisions hereof (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Applicable Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contract or instrument to which the Applicable Party is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the organizational documents of the Applicable Party.

(c) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Applicable Party of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement with respect to the Applicable Party.

(d) No litigation is pending with regard to which the Applicable Party has received service of process or, to its actual knowledge, is threatened against it, the outcome of which, in its good faith and reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement.

(e) The Applicable Party holds no direct or indirect equity interest in any Borrower, except, if applicable, for its Percentage Interest in any Loan Asset.

(f) It is acting on its own behalf and it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) its assets do not constitute “plan assets” of one or more such Plans within the meaning of the Department of Labor Regulation Section 2510.3-101; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.”

(g) Each Applicable Party has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with this Agreement and the Notes. Each Applicable Party shall indemnify, defend and hold harmless the other Applicable Parties from and against any loss, claim or damages incurred by the other Applicable Parties if the foregoing representation is not accurate as to such indemnifying Applicable Party.

(h) Each Interest Holder is a Qualified Equity Holder (and not solely as a result of the application of clause (vi) of the definition thereof).

(i) Initial Interest Holder 1 acknowledges that: (i) Initial Interest Holder 1 and its counsel, have had a reasonable opportunity (A) to review the Underlying Instruments and any other material provided by Initial Interest Holder 2 with respect to each Loan Asset, and (B) to interview, to submit oral and written questions to, and to make additional information requests from Initial Interest Holder 2, Hanover Street Capital LLC and their respective personnel; and (ii) it has availed itself of such opportunity.

(j) Without in any way limiting any of Initial Interest Holder 2’s representations or warranties expressly contained in the Master Purchase Agreement or any remedies of Buyer (as defined in the Master Purchase Agreement) related to any breach thereof, Initial Interest Holder 1 represents in each case with respect to and to the extent of the Applicable Portion of each Loan Asset being Assigned to it under the Master Purchase Agreement and under the other Sale Documents (as defined in the Master Purchase Agreement), that (i) it has been provided with copies of the Underlying Instruments contained in the Data Room as of the Data Room Cut-Off Date and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Master Purchase Agreement and the other Sale Documents and to purchase the Assignments (as defined in the Master Purchase Agreement) and Participations (as defined in the Master Purchase Agreement) thereunder and under the other Sale Documents on the basis of which it has made such analysis and decision independently and without reliance on Initial Interest Holder 2 (or any other lender or agent under the Underlying Instruments); and (ii) it agrees that it will, independently and without reliance on Initial Interest Holder 2, any other lender or agent under the Underlying Instruments, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Underlying Instruments.

ARTICLE 6

ADMINISTRATION OF THE MORTGAGE LOANS

6.1 Appointment and Replacement of Agent.

(a) (i) With respect to each Loan Asset, if any, for which the Underlying Instruments do not provide for an “agent”, as to which one Interest Holder is the lender of record and the other Interest Holders hold participation interests granted by such lender of record, the Interest Holders hereby appoint such lender of record (set forth on Schedule I hereto) as the “Agent” for such Loan Asset under this Agreement, and such Agent shall exercise all of the powers and responsibilities of the Agent for such Loan Asset in accordance with this Agreement, and all references to the term “Agent” herein with respect to such Loan Assets shall refer to such Interest Holder.

(ii) With respect to all Loan Assets not described in the immediately preceding clause (i), the Interest Holders hereby appoint the Person designated on Schedule I with respect to each such Loan Asset as the initial “Agent” for such Loan Asset under this Agreement, and all references to the term “Agent” herein with respect to such Loan Assets shall refer to such Person. By its signature to this Agreement, each such initial Agent agrees to be bound by the provisions of this Agreement.

Furthermore, the parties hereto agree as follows:

(A)    If the Underlying Instruments of such Loan Asset provide for an “agent” with respect to such Loan Asset and such Loan Asset is not a Participation Asset, then the Agent appointed for such Loan Asset pursuant to this Agreement shall act as the “agent” for such Loan Asset pursuant to the Underlying Instruments related to such Loan Asset and this Agreement, and shall exercise all of the powers and responsibilities of the Agent for such Loan Asset in accordance with this Agreement;

(B)    If the Underlying Instruments of such Loan Asset do not provide for an agent with respect to such Loan Asset and such Loan Asset is not a Participation Asset, then (i) if the obligors under such Loan Asset do not already make payments to an account controlled by Agent for such Loan Asset, the Interest Holders shall notify each obligor under such Loan Asset that all payments to the Interest Holders with respect to such Loan Asset shall be made to an account controlled by the Agent (and if an Interest Holder receives a payment with respect to such Loan Asset directly from an obligor on such Loan Asset (by set off or otherwise), it shall promptly turn such payment over to the Agent), (ii) the Agent shall exercise all of the powers and responsibilities of the Agent for such Loan Asset in accordance with this Agreement and (iii) each Interest Holder shall take such actions as may be necessary or desirable to facilitate the exercise of such powers and responsibilities by the Agent; and

(C)    If such Loan Asset is a Participation Asset, then (i) the appointment of the Agent hereunder with respect to such Loan Asset shall be an appointment, subject to the conditions set forth in this Agreement, to act as the agent of the Interest Holders with respect to the collective Loan Interests held by the Interest Holders in the Underlying Documents related to such Loan Asset, (ii) if an agreement is not already in place pursuant to which all payments to Interest Holders with respect to such Loan Asset are required to be made to an account controlled by the Agent, the applicable Interest Holder shall notify each Participation Counterparty, Counterparty Lender and all other parties to the Underlying Instruments that all payments to the Interest Holders with respect to such Loan Asset should be made to an account maintained by the Agent, (iii) the Agent shall exercise all of the powers and responsibilities of the Agent for such Loan Asset in accordance with this Agreement to the fullest extent possible (including by voting all of the Interest Holders’ interests in such Loan Asset in accordance with decisions made pursuant to this Agreement), and (iv) each Interest Holder shall take such actions as may be necessary or desirable to facilitate the exercise of such powers and responsibilities by the Agent.

(iii) Interest Holders hereby grant the Agent of each Loan Asset hereunder full power and authority in the name of, and on behalf of the Interest Holders to implement any and all decisions made in accordance with this Agreement (subject to the requirements set forth in this Agreement).

(b) With respect to each Loan Asset described in Section 6.1(a)(ii):

(i) if requested to do so by the Required Lenders (and provided that a Qualified Agent has been identified as the successor Agent), subject to the requirements and limitations set forth in the Underlying Instruments, the Agent will resign as Agent under this Agreement, and, if applicable, the Underlying Instruments of such Loan Asset;

(ii) if requested to do so by the Required Lenders (and provided that a Qualified Agent has been identified as the successor Agent), subject to the requirements and limitations set forth in the Underlying Instruments, all Interest Holders will vote their interests in such Loan Asset to remove the Agent as Agent under the Underlying Instruments of such Loan Asset; and

(iii) the Agent and each Interest Holder will cooperate in appointing a replacement Agent under this Agreement and, if applicable, under the relevant Underlying Instruments, which replacement Agent shall be a Qualified Agent chosen by the Required Lenders.

Each successor Agent shall assume its obligations hereunder in writing and shall execute a joinder to this Agreement, and from and after the applicable Borrower’s and each Interest Holder’s receipt of a copy of notice of such replacement (together with the applicable assumption and joinder documents) such successor Agent shall be the sole Agent hereunder with respect to such Loan Asset and the term “Agent” shall thereafter refer to such successor with respect to such Loan Asset. In the event any Agent resigns or is removed as provided above with respect to any Loan Asset, Agent and each Interest Holder shall cooperate with the successor Agent to transfer to successor Agent (i) all Underlying Instruments in the possession, custody or control of the resigning Agent, in its capacity as Agent (including, without limitation, executing any assignment documents required to transfer the rights under such applicable Underlying Instrument to the successor Agent), (ii) all control and other rights of the resigning Agent, in its capacity as Agent, with respect to the Accounts, and (iii) any other items reasonably requested by the successor Agent with respect to the administration and service of the applicable Loan Asset.

6.2 Administration of the Loans Assets, Generally.

(a) With respect to each Loan Asset, Agent shall, or shall cause Servicer, to (i) administer and service the Loan Asset in accordance with Accepted Servicing Practices, the Underlying Instruments, applicable law and this Agreement, and (ii) in the exercise or in the refraining from exercising of any remedies available pursuant to the applicable Underlying Instruments, shall do so in accordance with this Agreement and Accepted Servicing Practices. Agent may also consult with legal counsel, independent accountants and other experts selected by Agent in connection with matters relating to each Loan Asset and shall not be liable for (I) any action or inaction by Agent to the extent such action or inaction was directed by Interest Holders exercising their voting rights hereunder or as a result of any failure by Interest Holders holding the required percentage of the Percentage Interests to reach agreement where such an agreement is required as a condition to Agent’s taking a specified action hereunder or (II) any action taken or omitted to be taken by Agent in good faith in reliance on the advice of any such person, except for Agent’s gross negligence or willful misconduct. Notwithstanding anything herein to the contrary,

Agent shall owe no fiduciary duty or duty of any kind to any Interest Holder in connection with the exercise of its rights as “agent” (or lender, participant or co-lender, as applicable) under the Underlying Instruments and shall have no liability to any Interest Holder as a result of any acts or omissions in its capacity as “agent” (or lender, participant or co-lender, as applicable), except as expressly set forth herein or due to the bad faith, gross negligence or willful misconduct of Agent under, or willful breach by Agent of this Agreement or any of the Underlying Instruments.

(b) With respect to each Loan Asset, each of the Interest Holders owns, as applicable, either (y) an undivided pari passu interest in the Underlying Instruments (other than the Notes of any other Interest Holder, as applicable) or (z) a participation interest in the Underlying Instruments, in each case, together with the proceeds thereof equal to its Percentage Interest, and in all events notwithstanding that the Underlying Instruments have not been amended to include, by name, all of the Interest Holders in the definition of “Lender” or such equivalent term and that the Notes may not have been split and assigned in accordance with such Percentage Interests. However, each of the Interest Holders hereby acknowledges and agrees that, with respect to each Loan Asset, (i) except as provided herein, Agent, acting on behalf of the Interest Holders in accordance with the terms of this Agreement, shall at all times communicate and interact directly with Borrower, Guarantor, Counterparty Lenders, Participation Counterparties and any of their Affiliates with respect to all matters which relate to the Loan Asset, (ii) except as provided herein, Borrower, Guarantor, Counterparty Lenders, Participation Counterparties and any of their Affiliates shall at all times communicate and interact directly and exclusively with Agent, acting on behalf of the Interest Holders in accordance with the terms of this Agreement, with respect to all matters which relate to the Loan Asset, (iii) Borrower, Guarantor, Counterparty Lenders, Participation Counterparties and any of their Affiliates may rely upon all instructions, approvals and authorizations given by Agent in accordance with the terms of this Agreement as binding upon all of the Interest Holders, and (iv) Borrower, Guarantor, Counterparty Lenders, Participation Counterparties and any of their Affiliates shall deliver any and all documentation and information required to be delivered pursuant to the terms of the Underlying Instruments to Agent and such delivery shall be deemed to be delivery of such documentation and information to the Interest Holders. With respect to each Loan Asset, Agent shall promptly (but in no event later than three (3) Business Days after receipt thereof) deliver to the Interest Holders (A) copies of all written notices it sends to any Borrower, Guarantor, Counterparty Lender, Participation Counterparty or any of their Affiliates (including, without limitation, notices concerning the existence of a default or Event of Default), except for interest, tax and insurance bills, closing statements, release documents for partial releases of collateral permitted in accordance with the terms of the Underlying Instruments and other routine or immaterial loan administration, (B) copies of material written notices it receives from any Borrower, Guarantor, Counterparty Lender, Participation Counterparty or any of their Affiliates concerning the applicable Loan Assets, (C) (i) prior to an Event of Default, copies of all reports and material correspondence received by Agent from the Construction Consultant and any other consultant engaged by Agent, Guarantor, any Borrower or any of their Affiliates with respect to the applicable Mortgaged Property, and (ii) upon the occurrence and during the continuation of an Event of Default, copies of all reports and correspondence received by Agent from the Construction Consultant and any other consultant engaged by Agent, Guarantor, any Borrower or any of their Affiliates with respect to the applicable Loan Asset, (D) copies of all correspondence, pleadings, and filings relating to the exercise by Agent of any of its remedies under the Underlying Instruments, (E) without limiting the requirement that the same be conducted) notice of the existence of any material litigation concerning any Borrower, Guarantor, or the Mortgaged Property actually known to Agent, (F) notice of the commencement of any actual litigation or litigation threatened in writing, in either case, affecting the Loan Assets or any security for the Loan Assets, (G) copies of each operating statement, financial statement, and other material reports delivered to Agent pursuant to the terms of the Underlying Instruments, (H) upon request of an Interest Holder, a copy of the most recent appraisal of a Mortgaged Property to the extent in Agent’s possession, (I) notwithstanding the fact Agent is not otherwise obligated to deliver certain documentation hereunder, copies of such other information provided by any Borrower, Guarantor, Counterparty Lender, Participation Counterparty or any of their Affiliates with respect to any Borrower, Guarantor, the Mortgaged Property, or the Loan Asset requested by an Interest Holder (for the avoidance of doubt, such copies may include interest bills, closing statements and release documents for partial releases of collateral permitted in accordance with the Underlying Instruments), to the extent in the Agent’s possession or control (in each case, with respect to clause (I), at the sole cost and expense of the requesting Interest Holder (with respect to all actual, third-party, out-of- pocket costs incurred by Agent)), and (J) copies of any and all amendments or modifications to any one or more of the Underlying Instruments (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Agent). Notwithstanding anything to the contrary contained herein, any Initial Interest Holder shall have the right to meet and/or conduct telephone conferences with the applicable Borrower, Guarantor, Counterparty Lender, Participation Counterparty and/or any Construction Consultant with or without the other Interest Holders, the Agent and/or the Servicer present, provided that such Interest Holder shall use its reasonable best efforts to provide the same notices, information and updates (as well as, when applicable, opportunities to participate in such meetings and conferences) to Agent and the other Interest Holders as if such Initial Interest Holder was the Agent hereunder for purposes of correspondence and communication with the Borrower. In furtherance of the foregoing, the Agent hereunder shall, either independently or upon Initial Interest Holder 1’s request, advise Borrowers, Guarantors, Counterparty Lenders, Participation Counterparties and/or any Construction Consultant that notwithstanding the fact that Initial Interest Holder 1 is not the direct “agent” and/or lender of record pursuant to the Underlying Instruments, Initial Interest Holder 1 is authorized to correspond and meet with all such counterparties. Without limiting the foregoing, if an Event of Default under a Loan Asset has occurred and is continuing, Agent will use good faith efforts to include the Interest Holders in all material meetings and scheduled conference calls with Agent and the applicable Borrower, Guarantor, Counterparty Lender, Participation Counterparty and/or Construction Consultant; provided, however, that each such Interest Holder shall have the right to meet with such Borrower, Guarantor, Counterparty Lender, Participation Counterparty and/or the Construction Consultant without the Agent or any other Interest Holders present and to conduct phone calls with such Borrower, Guarantor, Counterparty Lender, Participation Counterparty and/or Construction Consultant independently, but only to the extent that Agent and each of the other Interest Holders has been offered an opportunity to participate in each such meeting or phone call. The Interest Holders shall cooperate with Agent, Servicer and Borrower with respect to any amendments to budgets and/or any Underlying Instruments of each Loan Asset as necessary or advisable in order to evidence budget reallocations approved or permitted in accordance with the applicable Underlying Instruments for such Loan Asset.

(c) Notwithstanding any provision to the contrary contained elsewhere in this Agreement, to the extent that Agent is not an Interest Holder, Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and pursuant to the terms of the Underlying Instruments of each Loan Asset, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any such Underlying Instrument or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, but subject to the requirements of the Accepted Servicing Practices, the use of the term “agent” or “Agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram, email or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Underlying Instrument, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Applicable Interest Holders with respect to Major Decisions and any action taken or failure to act pursuant thereto shall be binding on all of the Interest Holders.

(e) Within ten (10) days of delivery of any notice of an Event of Default under a Loan Asset from Agent or Servicer to Borrower or to the Interest Holders (or such shorter period of time as Agent determines is necessary), Agent and Interest Holders shall consult with each other to determine a proposed course of action. Agent and the Interest Holders shall negotiate in good faith to reach a mutually agreeable decision among themselves with respect to a proposed sale, plan of action or other material decision with respect to the applicable Loan Asset, and, subject to the immediately succeeding sentence, Agent shall not commence any enforcement action in respect of the Loan Asset without the prior approval of all Interest Holders. Notwithstanding anything to the contrary contained in the provisions of any Underlying Instruments or this Agreement, with respect to each Loan Asset, upon the occurrence and continuance of any Event of Default of a material nature (whether as a result of the occurrence of the maturity date, a Monetary Event of Default or other material Event of Default) for one hundred and twenty (120) days (as such period may be extended if Agent is not able to confirm that the REO Property will comply with (or has confirmed that the REO Property will not comply with) environmental laws in accordance with the succeeding clause (k), the “Waiting Period”) following the expiration of the cure period under the relevant Underlying Instrument, unless all of the Interest Holders have agreed upon a different course of action, Agent shall (I) accelerate (or, with respect to a Participation Asset, vote to accelerate) the applicable Mortgage Loan (if not previously accelerated) and commence (or, with respect to a Participation Asset, vote to commence) (through the recording, filing and/or service of such notices of default or other notices or pleadings as may be required by applicable law) and, except as the same is not applicable with respect to Participation Assets, diligently pursue to completion appropriate foreclosure proceedings with respect to the applicable Mortgaged Property (including, without, limitation, by way of a deed or other transfer in lieu of foreclosure from the Borrower) or other applicable Underlying Instruments as Agent deems appropriate, (II) take such other actions as Agent deems necessary to protect the relevant Mortgaged Property and Loan Asset and the value thereof (including, without limitation, seeking (or voting to seek) the appointment of a receiver for such Mortgaged Property) and enforcing (or voting to enforce) the observance and performance of all terms, covenants and conditions of the relevant Underlying Instruments including, without limitation, the prosecution or settlement of any action in state, federal or bankruptcy court and the collection of any judgment, and (III) do all such other acts as may be reasonably necessary or incident to the implementation of the foregoing, including, without, limitation, retaining and directing counsel.

(f) If any Interest Holder receives notice of the commencement of any actual litigation or litigation threatened in writing affecting a Loan Asset or any security for a Loan Asset, it shall promptly notify Agent. In the event of actual or threatened litigation or proceedings affecting a Loan Asset or the security for a Loan Asset, on account of which Agent is of the opinion that the services of an attorney or attorneys should be retained for the protection of the interests of the Interest Holders, Agent may retain an attorney or attorneys to represent the Interest Holders, the actual out-of-pocket fees and expenses of which shall be borne by the relevant Borrower (to the extent such fees and expenses are otherwise required to be paid by such Borrower in accordance with the Underlying Instruments or imposed upon such Borrower by law) and, if such Borrower fails to so pay therefor, by the Interest Holders in accordance with each Interest Holder’s respective Percentage Interest in the Loan Asset.

(g) Without limiting the provisions of and subject to the Underlying Instruments, with respect to any Major Decision, Agent hereby agrees to follow the directions of the Applicable Interest Holders in the manner provided under this Agreement. Notwithstanding any direction to act, or approval or disapproval of, or right to give direction to or to approve or disapprove an action of Agent by the Interest Holders or any portion of them, in no event shall Agent be obligated to take any action or refrain from taking any action which would violate any applicable law, or be inconsistent with or violate any provisions of this Agreement or any provision of any Underlying Instrument. Without limiting the foregoing, with respect to any action taken or refrained from being taken by Agent pursuant to this Agreement, Agent shall be entitled to the benefit of all Agent’s rights under the Underlying Instruments as though such action was taken or refrained from being taken pursuant to the Underlying Instruments. In granting or withholding consents and approvals pursuant to this Agreement, the Interest Holders shall be bound by any applicable standards for the granting or withholding of the applicable consents and approvals set forth in the Underlying Instruments of the applicable Loan Asset.

(h) No Interest Holder, in such capacity, will have any liability to any other Interest Holder for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent, in good faith pursuant to this Agreement, or for errors in judgment, except for any loss, liability or expense incurred by reason of its willful misconduct, bad faith or gross negligence. Each Interest Holder acknowledges and agrees that the other Interest Holders, in such capacity, may have special relationships and interests that conflict with those of the other Interest Holders, that each Interest Holder, in such capacity, may act solely in its best interests, does not have any duties to the other Interest Holders, may take actions that favor its interests over the interests of the other Interest Holders, and that each Interest Holder, in such capacity, shall have no liability whatsoever for having so acted, and, absent willful misfeasance, bad faith or gross negligence on the part of any Interest Holder, no Interest Holder may take any action whatsoever against another Interest Holder, in such capacity, or any director, officer, employee, agent or principal thereof for having so acted.

(i) Each Interest Holder hereby undertakes and agrees, upon the request of Agent, to execute, verify, deliver and file in a timely manner any proofs of claim, consents, assignments or other action necessary or appropriate to permit Agent to enforce the obligations of Borrower to each Interest Holder in respect of each Loan Asset, and to vote any claims at any meeting of creditors or for any plan or with respect to any matter as Agent shall direct, subject to the provisions of this Section 6 and otherwise in accordance with the terms of this Agreement and the applicable Underlying Instruments, all in order to preserve and maintain all claims against the applicable Borrower or Counterparty Lender for sums due under the relevant Mortgage Loan or other Underlying Instrument so that each Interest Holder, as a collective whole, will have the benefit of such claims as provided herein. Each Interest Holder hereby agrees that, upon the request of Agent, such Interest Holder shall execute, acknowledge and deliver to Agent all and every such further deeds, conveyances and instruments as Agent may reasonably request for the better assuring and evidencing of the foregoing appointment, assignment and grant.

(j) Except as expressly set forth herein, the provisions, terms and conditions of this Section 6 shall control over any conflicting terms and conditions set forth in the Underlying Instruments for each Loan Asset; provided, however, nothing in this Section 6 or elsewhere in this Agreement shall limit or affect any of the rights, benefits, privileges, protections, exculpations, releases, or indemnities of or accruing to Agent in any of the Underlying Instruments for each Loan Asset to the extent such provisions are not inconsistent with the terms hereof, and all provisions of such Underlying Instruments providing for any such rights, benefits, privileges, protections, exculpations, releases, and indemnities for the benefit of Agent, to the extent not inconsistent with the terms hereof, are hereby incorporated into this Agreement as though fully set forth herein.

(k) With respect to each Loan Asset other than Participation Assets, in the event that all or any portion of a Mortgaged Property, whether directly or indirectly through the acquisition of any Collateral, becomes REO Property, title to the REO Property shall be held in the name of a newly formed special purpose entity that is a nominee or subsidiary of Agent (or in such other forms as may be agreed upon with the unanimous written approval of the Interest Holders, provided that Interest Holder 1 may hold its interest in such special purpose entity through a taxable REIT subsidiary; and provided further that no Interest Holder shall withhold its approval to an alternate method of holding title to REO Property if Agent or another Interest Holder requests such alternate method of ownership (provided that any request made by the Required Lenders shall take priority over a request made by Interest Holders that are not the Required Lenders) for tax planning purposes and such alternate form of ownership does not (y) result in any economic disadvantage to the other Interest Holders, and/or (z) contravene an internal and/or regulatory rule or regulation applicable to Agent and/or the other Interest Holders) (such entity holding title to the REO Property, the “ REO Holding Entity”), for the benefit of the Interest Holders in accordance with their respective Percentage Interests in the applicable Loan Asset and governed in accordance with this Section 6.2(k) and each Interest Holder’s rights with respect to the REO Property substantially similar to this Agreement, and each Interest Holder hereby waives any rights, legal and equitable, to a partition of such REO Property. Prior to the REO Holding Entity taking title to the REO Property, Agent shall obtain evidence reasonably satisfactory to it that such REO Property is in compliance with all local, state and federal environmental laws, and the cost of obtaining such evidence shall be borne by the Interest Holders. If such evidence is not reasonably satisfactory to Agent, Agent shall immediately notify the Interest Holders, who shall then promptly direct Agent whether title to the REO Property should be taken by the REO Holding Entity, and the Waiting Period shall be extended until all Interest Holders agree regarding taking title to such REO Property. As soon as reasonably practicable but not more than sixty (60) days after the REO Holding Entity succeeds to the interest of the relevant Borrower in an REO Property, Agent shall notify the Interest Holders of Agent’s recommended course of action for the REO Property (a “Post-Foreclosure Plan”), including (i) a proposed initial asking sales price for such REO Property (in the event Agent recommends the sale of such REO Property as a whole), and the initial minimum acceptable sales price for such REO Property, (ii) a proposed initial asking price for applicable portions (e.g. condominium units) of the REO Property (in the event Agent does not recommend the sale of such REO Property as a whole), and the recommended minimum acceptable sales price for such portions of the REO Property, and/or (iii) an operating, capital expenditure and/or construction budget (as applicable) approved by the Applicable Interest Holders (any such applicable budget that is approved by the Applicable Interest Holders, an “Approved REO Budget”). Agent shall (A) not take any material actions with respect to the REO Property until a Post-Foreclosure Plan has been approved by the Applicable Interest Holders in accordance with Section 6.3 hereof (provided that, except to the extent doing so constitutes a Major Decision expressly set forth herein, Agent shall be permitted to operate the applicable Mortgaged Property in the same manner that the Mortgaged Property was operated prior to such Mortgaged Property becoming REO Property), and (B) after such approval of a Post-Foreclosure Plan by the Applicable Interest Holders, subject to Agent obtaining the approval and consents required under such Post-Foreclosure Plan or Section 6.3 below, operate the REO Property in accordance with the Post-Foreclosure Plan and this Agreement. Each Interest Holder shall contribute its Percentage Interest of all costs and expenses incurred by Agent in connection with the management, operation, repair, administration, construction, restoration, maintenance, leasing and sale of an REO Property in accordance with the Post-Foreclosure Plan (including the Approved REO Budget), and, to the extent not expressly set forth in the Post-Foreclosure Plan, to the extent incurred in accordance with Accepted Servicing Practices (including, without limitation, operating reserves or expenditures otherwise reasonably necessary to preserve and protect the value of the REO Property and/or the health and safety of Persons at the REO Property) or otherwise with the consent of the Applicable Interest Holders (such costs and expenses, the “REO Operating Expenses”); provided, however, that, Agent shall apply all REO Operating Revenues to pay REO Operating Expenses prior to demanding any such contribution from the Interest Holders. In addition, Agent shall render or cause to be rendered to each of the Interest Holders, monthly, an income and expense statement for each REO Property, and each of the Interest Holders shall promptly contribute its Percentage Interest of any operating loss for an REO Property, and such other expenses and operating reserves as are included in the Approved REO Budget. To the extent REO Operating Revenues exceed REO Operating Expenses from an REO Property (the “REO Net Operating Income”), REO Net Operating Income shall be distributed to the Interest Holders. All such distributions and all REO Sales Revenues shall be paid to the Interest Holders on the applicable Distribution Date in accordance with the priorities and other provisions of Section 3.1. For the purposes of determining amounts owing to each Interest Holder under the Loan Agreements, as modified by this Agreement, including, without limitation, under Section 3.1, no amount shall be deemed paid to any Interest Holder for a successful credit bid at a foreclosure sale or for a deed in lieu of foreclosure. With respect to each Loan Asset that is a Participation Asset and for which the Mortgaged Property becomes REO Property, Agent shall administer the interest granted to the Interest Holders in such REO Property in the manner most closely approximating the agreement of the parties with respect to REO Property set forth in this clause (k), subject in all cases to the Underlying Instruments and the rights of Participation Counterparties.

(l) With respect to each Loan Asset, each Interest Holder expressly acknowledges and agrees that, except as set forth in a written agreement among the Interest Holders, Agent and/or their respective Affiliates, neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys- in-fact or other affiliates has made any representations or warranties to such Interest Holder and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other party to any Loan or Affiliate thereof, shall be deemed to constitute any such representation or warranty by the Agent to any Interest Holder.

(m) With respect to each Loan Asset, each Interest Holder that acquires an interest in a Loan Asset after the date hereof (excluding, for the avoidance of doubt, the Initial Interest Holders and any Affiliate of the Initial Interest Holders) acknowledges that it has, independently and without reliance upon the Agent, any other Interest Holder or counsel to the Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, Guarantor and/or their Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, Guarantor or their Affiliates and other Persons, its review of the Underlying Instruments and all other documents and instruments related to the Loan, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the Loan Agreements and the transactions contemplated hereby and thereby.

(n) Each Interest Holder also acknowledges that, except as set forth in a written agreement among the Interest Holders, Agent and/or their respective Affiliates, it will, independently and without reliance upon the Agent, any other Interest Holder or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, make its own decisions in taking or not taking action under the Underlying Instruments. To the extent that an Affiliate of an Interest Holder is a creditor in another capacity with a direct and/or indirect security interest in the Loan Assets, and such Interest Holder’s Affiliate has a right to make (or consent or vote to make) determinations with respect to the matters for which Interest Holders may make determinations hereunder, such applicable Interest Holder shall make (or consent or vote to make) such determinations in a manner that is consistent with the determinations of its Affiliate.

(o) Except to the extent required to comply with the Accepted Servicing Practices, the Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other party to any Underlying Instruments or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, a Borrower or any other party to an Underlying Instrument. Except for notices, reports and other documents and information expressly required to be furnished to the Interest Holders by the Agent under this Agreement or any of the other Underlying Instruments, and except to the extent required to comply with the Accepted Servicing Practices, the Agent shall have no duty or responsibility to provide any Interest Holder with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other party to any Underlying Instrument or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Interest Holder acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Interest Holder.

(p) With respect to any Loan Asset that is a Participation Asset, the Interest Holders acknowledge that any and all actions decided or directed among the Agent and the Interest Holders may be subject to the rights of the Participation Counterparties and Counterparty Lenders under the applicable Underlying Instruments, including, without limitation, consent and/or approval of the applicable Participation Counterparties and/or Counterparty Lenders.

6.3 Major Decisions.

(a) With respect to each Loan Asset, except as specified in clauses (b) and (c) of this Section 6.3 or in Section 6.2(f), Agent shall, in accordance with the Accepted Servicing Practices, exercise its commercially reasonable discretion to act or not to act under the applicable Underlying Instruments. Such discretion may, subject to clauses (b) and (c) of this Section 6.3, be exercised with respect to the granting of approvals, consents and modifications under the Underlying Instruments and with respect to the exercise or refraining from exercise of rights under the Underlying Instruments. With respect to each Loan Asset and subject to clauses (b) and (c) of this Section 6.3 and Section 6.2(f), Agent shall have the sole and exclusive right and authority to take or not take any action under the applicable Underlying Instruments, including, without limitation:

(i) act as the disbursing and collecting agent for Interest Holders with respect to all payments and collections arising in connection with the Underlying Instruments and relating to the collateral securing the Loan Asset;

(ii) execute and deliver each Underlying Instrument and accept delivery of each such agreement delivered by Borrower;

(iii) act as collateral agent for Interest Holders for purposes of the perfection of all security interests and liens created by the Underlying Instruments and all other purposes stated therein;

(iv) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Underlying Instruments;

(v) deliver notices, including notices of an Event of Default, under the Underlying Instruments in accordance with the terms of the Loan Agreements and this Agreement; or

(vi) waive any immaterial non-monetary default that does not constitute an Event of Default.

(b) Notwithstanding Section 6.3(a) or anything else contained in this Agreement, with respect to each Loan Asset, Agent shall not take (and shall direct Servicer not to take, which direction may be satisfied by providing Servicer a copy of this Agreement) any of the following actions without the prior consent (in the manner provided for in Section 6.3(d)) of all the Interest Holders, or to the extent provided below, without the consent of the affected Interest Holder(s):

(i) forgive, increase or reduce the principal amount of any Loan Asset (other than in connection with reallocations permitted under the relevant Underlying Instruments), or reduce the interest rate under any Note without the consent of the affected Interest Holder(s);

(ii) forgive, waive, reduce or extend any accrued interest, exit fee or other fee with respect to any Note without the consent of the affected Interest Holder(s);

(iii) extend or waive or otherwise change (A) the Maturity Date of any Loan Asset or (B) any stated payment date for principal of or interest on any Loan Asset (other than in each case in accordance with the relevant Underlying Instrument, and other than extensions in the imposition of the Default Rate);

(iv) release any Borrower, Guarantor or other party from liability under the relevant Underlying Instruments (except that no such consent shall be required, and Agent is hereby authorized, to release the relevant Borrower and Guarantor (x) upon payment of the Obligations under a Loan Asset in full in accordance with the terms of the relevant Underlying Instruments or (y) as otherwise provided under the terms of the relevant Underlying Instruments);

(v) release, substitute or exchange any material portion of the collateral given as security for any Loan Asset without the consent of each Interest Holder (except that no such consent shall be required, and Agent is hereby authorized to release, substitute or exchange any such lien or collateral (A) as expressly provided in (and subject to the applicable conditions set forth in) the relevant Underlying Instruments, and (B) upon payment of the relevant Obligations in full in accordance with the terms of such Underlying Instruments);

(vi) subordinate the Lien of any of the Underlying Instruments to any mortgage or other monetary encumbrance; provided, however, Agent may subordinate such Lien if the subordination is to a lien or encumbrance in favor of the Agent for the benefit of the Interest Holders or otherwise expressly required pursuant to the terms of the Underlying Instrument;

(vii) in the event all or any portion of a Mortgaged Property becomes (or will become) REO Property, taking any of the following actions and/or enacting a Post-Foreclosure Plan contemplating any of the following: (a) electing to commence or continue a construction or other material capital expenditure project, (b) approving any initial construction budget for such REO Property, (c) approving any other operating, capital and/or construction budget that would otherwise require the approval of all of the Interest Holders pursuant to clause (xvii) below, (d) pursuing any course of action that obligates natural persons that are representatives of the Interest Holders to become directly liable to third parties and/or governmental agencies (e.g. becoming a guarantor of a loan obligation and/or becoming the “sponsor” under an offering plan), (e) changing the then-existing use of the Mortgaged Property, (f) incurring indebtedness secured by the Mortgaged Property, (g) selling or otherwise disposing the REO Property or any part thereof, (h) bidding less than the Loan Asset Principal Balance at a foreclosure sale, and/or (i) entering into any contracts with an Affiliate of Agent or an Interest Holder;

(viii) modify any of the provisions of this Section 6.3, the definition of “Required Lenders” or any other provision in the Underlying Instruments specifying the number or percentage of Interest Holders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of the Applicable Interest Holders;

(ix) increase the Maximum Commitment of any Interest Holder or extend the date of the availability of Advances under any Underlying Instrument (other than extensions that are exercisable by the counterparties thereunder pursuant to the terms thereof);

(x) convert or exchange the Loans for any other indebtedness, or cross-default the Loans with any other indebtedness;

(xi) waive the requirement that Agent shall have received net sales proceeds in an amount greater than or equal to the applicable Minimum Release Price with respect to the sale of any portion of a Mortgaged Property, unless the excess of the applicable Minimum Release Price over the net sales proceeds received in connection with any such individual sale is less than five percent (5%) of the applicable Minimum Release Price;

(xii) approve the initial Minimum Release Prices proposed with respect to a Loan Asset if such approval does not otherwise qualify as a decision that may be made by the Required Lenders in accordance with Section 6.3(c)(xx) below, and/or modify a Minimum Release Price schedule adopted by Agent and Borrower (and, if applicable, previously approved by a Counterparty Lender and/or Participation Counterparty) in a manner that reduces the aggregate sum of the Minimum Release Prices by five percent (5%) or more;

(xiii) permit any transfer or encumbrance of a Mortgaged Property or transfer or encumbrance of direct or indirect ownership interests in any Borrower (except as expressly permitted to such Borrower in the Underlying Instruments), permit any assumption of the Loans, consent to the assignment or transfer by any Borrower or other obligor under an Underlying Instrument of its rights or obligations thereunder, consent to a change in the “key man” or “sponsor” under any Underlying Instrument, consent to any dissolution, liquidation or consolidation or merger of any Borrower, or modify any of the terms and conditions of the Underlying Instruments concerning any of the foregoing;

(xiv) amend the pro rata payment provisions set forth in any Underlying Instrument

(xv) waive the existence of any Event of Default and/or rescind any acceleration of any Loan Asset that is attributable to (I) a Monetary Event of Default, (II) a material Event of Default that is not a Monetary Event of Default, and/or (III) an Event of Default resulting from the occurrence of the maturity date and/or an insolvency event;

(xvi) make Protective Advances, Reimbursable Advances or other non-emergency expenses with respect to any Mortgaged Property (including after a time when such Mortgaged Property has become REO Property) in excess of (A) amounts necessary to pay real estate taxes, assessments and governmental charges or levies imposed upon such Mortgaged Property; (B) amounts necessary to pay insurance premiums for policies of insurance related to such Mortgaged Property; or (C) $250,000 with respect to a particular Mortgaged Property (not including amounts under the preceding clauses (A) and (B));

(xvii) without limiting any limitation with respect to increasing the Maximum Commitment of the Interest Holders set forth in this clause (b), grant any approval to any Borrower to amend its respective construction budget and/or annual budget (or to incur expenditures in excess thereof) in a manner that increases the total amount of such budget by five percent (5%) or more (as measured against the last such budget approved by all of the Interest Holders, but excluding any increases resulting from year-over-year increases in non-discretionary costs that Borrower must incur to comply with Legal Requirements and the Underlying Instruments (e.g. taxes, insurance costs, ground lease payments, etc.));

(xviii) waive or amend in writing any of the material terms and conditions of any Underlying Instrument entered into with a Counterparty Lender and/or Participation Counterparty;

(xix) permit any change in the order or priority of any use of funds and/or distribution of amounts received under any Underlying Instrument, or modify any of the terms and conditions of the Underlying Instruments concerning any of the foregoing;

(xx) waive of any of the following conditions to a Borrower’s receipt of an Advance (to the extent the same constitute a condition precedent to Borrower’s receipt of such Advance) with respect to any Loan Asset: (A) receipt of Construction Consultant’s advice with respect to such draw request; (B) receipt of AIA Form G702/G703 or an equivalent reporting form provided by Borrower pursuant to the Underlying Instrument; (C) the receipt of lien waivers in accordance with the terms of the Underlying Instrument, except to the extent that the amount covered by such lien waivers not delivered does not exceed the sum of (I) the amount of lien waivers that Borrower is not required to deliver under the Underlying Instrument, and (II) $100,000 for any single payee or $250,000 in the aggregate of such waivers outstanding at any point in time; (D) the lack of an Event of Default; (E) the receipt of required title letters and/or endorsements, or (F) any of the conditions to the receipt of the final Advance under the Underlying Instrument;

(xxi) consent to a material change to any Business Plan;

(xxii) commence any Proceeding under the Underlying Instruments;

(xxiii) materially modify any of the provisions or requirements set forth in any of the Loan Agreements relating to the Guarantor, the Guaranty or the Guaranty of Completion or other guaranty or similar credit enhancement delivered by any Guarantor with respect to a Loan Asset, including, but not limited to, any provisions or requirements relating to a replacement Guarantor and financial covenants and financial requirements of Guarantor;

(xxiv) approve the extension of any required milestones to be achieved by Borrower under any Loan Asset (as the same may have been previously extended in accordance with this clause (xxiv)) by more than ninety (90) days (in the aggregate, whether pursuant to one or more extensions) to the extent Agent’s consent is required in order to effectuate the same;

(xxv) amend any Underlying Instrument in a manner that imposes new, additional or greater restrictions on Transfers of the Loan Interests;

(xxvi) waive the requirement of any Borrower to fund a shortfall that exceeds $500,000 under a Loan Asset;

(xxvii) agree to accept payments in any currency other than as specified in the Underlying Instruments, or modify any of the terms and conditions of the Underlying Instruments in a manner permitting the counterparty thereunder to make payments in an additional or different currency;

(xxviii)Except as set forth in Section 6.2(e) to the extent the Waiting Period has expired (as the same may be extended until all Interest Holders agree on a course of action with respect to any Mortgaged Property with respect to which Agent has obtained evidence reasonably satisfactory to it that such REO Property is not in compliance with all local, state and federal environmental laws), commence or complete any exercise of remedies under any Loan Asset or cause any REO Holding Entity to take title to a REO Property; and

(xxix) amend any Underlying Instrument in a manner that would have the effect of circumventing the requirement to obtain consent in accordance with this clause (b).

(c) Notwithstanding Section 6.3(a) and Section 6.3(b), Agent shall not take (and shall direct Servicer not to take, which direction may be satisfied by providing Servicer a copy of this Agreement) any of the following actions without the prior consent (in the manner provided for in Section 6.3(d)) of the Required Lenders (in each case without limiting any requirement to obtain the consent of a greater number of Interest Holders pursuant to Section 6.3(b) above):

(i) waive the requirement that Agent shall have received net sales proceeds in an amount greater than or equal to the applicable Minimum Release Price with respect to the sale of any portion of a Mortgaged Property; provided, however, Agent may waive the same with respect to individual sales so long as (A) the excess of the applicable Minimum Release Price over the net sales proceeds received is less than (B) the greater of three percent (3%) of such Minimum Release Price and $25,000;

(ii) modify a Minimum Release Price schedule adopted by Agent and Borrower and previously approved by a Counterparty Lender in a manner that reduces the aggregate sum of the Minimum Release Prices;

(iii) approve any proposed Improvements or alterations to a Mortgaged Property (other than intended improvements and alterations that are contemplated pursuant to the Underlying Instrument) that are subject to Agent’s consent under the relevant Loan Agreement and would reasonably be expected to result in an aggregate expenditure for such alterations in excess of One Million Dollars ($1,000,000);

(iv) make any determination to bring any Mortgaged Property into compliance with any environmental law or otherwise address hazardous materials located at an REO Property;

(v) waive or amend any requirement that the Borrower maintains an Interest Rate Cap Agreement;

(vi) waive the existence of any Event of Default other than the Events of Default described in Section 6.3(b)(xv) above;

(vii) waive or amend any requirement relating to the organizational structure or single-purpose entity requirements of any Borrower (including, without limitation, any requirement to have one or more Independent Directors);

(viii) without limiting anything contained in clause (b), adopt any Post-Foreclosure Plan or taking any action that materially deviates from any such approved Post-Foreclosure Plan;

(ix) approve any non-emergency expenses or material actions with respect to an REO Property not contemplated in an approved Post-Foreclosure Plan;

(x) appointment of any Person to replace the Agent after its resignation or removal as provided herein;

(xi) without limiting any limitation with respect to increasing the Maximum Commitment of the Interest Holders set forth in clause (b) above, grant any approval to any Borrower to amend its respective construction budget and/or annual budget (or to incur expenditures in excess thereof) in a manner that increases the total amount of such budget (except for any increases resulting from year-over-year increases in non-discretionary costs that Borrower must incur to comply with Legal Requirements and the Underlying Instruments (e.g. taxes and insurance costs));

(xii) remove or replace or consent to the removal or replacement of any Manager except to the extent the Manager is replaced with a Qualified Manager;

(xiii) modification or waiver of any material insurance requirements;

(xiv) to the extent Agent has consent rights over same, consent to the settlement of any insurance claim in excess of $250,000 with respect to a particular Mortgaged Property;

(xv) rescind any acceleration of any Loan Asset;

(xvi) waive any requirement of any Borrower to deliver operating statements, financial statements or any other material reports to the extent such waiver permits the applicable Borrower to deliver such operating statement, financial statement or other report more than sixty (60) days later than the date that such Borrower is required to deliver same under the Underlying Instruments;

(xvii) approve any new Affiliate Contracts or any amendment to an existing Affiliate Contract that increases the rights (including rights to payment) or decreases the obligations of the counterparty thereto;

(xviii) consent to the settlement of any litigation against any Borrower or any Mortgaged Property to the extent that the amount not covered by insurance exceeds $500,000;

(xix) consent to any zoning reclassification or a Borrower seeking any variance or special permit under existing zoning ordinances, except as set forth in an approved Business Plan;

(xx) approve the initial Minimum Release Prices proposed with respect to a Loan Asset if and so long as (Y) the distribution of such Minimum Release Prices across portions of the underlying collateral is commercially reasonable, and (Z) the aggregate of all such Minimum Release Prices are equal to or exceed the product of (y) 1.20, and (z) the maximum loan amount that may be advanced pursuant to the Underlying Instruments applicable to such Loan Asset;

(xxi) approve the extension of any required milestones to be achieved by Borrower (as the same may have been previously extended in accordance with this clause (xxi)) by more than twenty (20) days and less than ninety (90) days (in the aggregate, whether pursuant to one or more extensions) to the extent Agent’s consent is required in order to effectuate the same;

(xxii) waive the requirement of any Borrower to fund a shortfall that exceeds $100,000 but is less than $500,000 under a Loan Asset;

(xxiii) take any other action that Agent deems to be a material action outside of the ordinary course of administering the Loan Assets that is not otherwise set forth in this Section 6.3; and

(xxiv) amend any Underlying Instrument in a manner that would have the effect of circumventing the requirement to obtain consent in accordance with this clause (c)

(d) Agent shall solicit any consents or approvals required under Section 6.3(b) and Section 6.3(c) from the Interest Holders in writing in the manner provided for in Section 11.1 below for any course of action proposed by Agent, and shall include (i) a description of the Major Decision as to which such consent or approval is requested and (ii) Agent’s recommended course of action or determination in respect thereof. The Interest Holders shall either grant or withhold their approval to such Major Decision in writing within six (6) Business Days after the delivery to the Applicable Interest Holders of written notice of such proposed Major Decision (or, if fewer than six (6) Business Days is allowed under a particular circumstance under any Loan Agreement, within the period that is one Business Day less than the period provided for such circumstance) (each such deadline, a “Major Decision Deadline”). In the event that an Interest Holder does not deliver written notice to Agent of its approval or disapproval of any such proposed action that constitutes a Major Decision on or before the Major Decision Deadline and the Applicable Interest Holders have not otherwise approved such Major Decision, Agent shall deliver a second written notice to such Applicable Interest Holder stating that “FAILURE TO RESPOND BY WRITTEN NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER RECEIPT OF THIS LETTER SHALL BE DEEMED TO CONSTITUTE YOUR APPROVAL OF THE MAJOR DECISION DESCRIBED HEREIN”. In the event that such Interest Holder does not deliver written notice to Agent of its approval or disapproval of any such proposed action described in such second notice within such two (2) Business Day period described therein, such Major Decision shall be deemed approved by such Interest Holder. Notwithstanding anything to the contrary contained in this Agreement, if any provision of an Underlying Instrument imposes, either directly or indirectly, a reasonableness standard on Agent, then such standard shall also be applicable to Interest Holders in the exercise of their rights pursuant to this Section 6.3. In addition, for the avoidance of doubt, in the event that (i) any Interest Holder in the case of any Major Decision under Section 6.3(b) or (ii) the sufficient Interest Holders in the case of any Major Decision under Section 6.3(c), objects to any action proposed to be taken by Agent pursuant to, and in the time frames provided in, this Section 6.3(d), Agent shall not take the proposed action. If any such proposed action is disapproved by the Applicable Interest Holders, the Agent or any Interest Holder may propose an alternate action (which may be based on any counter-proposals received from the Applicable Interest Holders or, if no such counter-proposal is received, then based on any alternate course of action that the Agent may deem appropriate) until the approval of the Applicable Interest Holders is obtained; provided, that if the Applicable Interest Holders do not agree on a proposed course of action within ninety (90) days after the date on which the Agent first proposed a course of action, then the Agent shall (x) unless the succeeding clause (y) is applicable, not take the relevant action unless (i) Agent is advised by counsel that such action is required by law, (ii) such action is required under the terms of the Underlying Instruments, (iii) such action is required to avoid imminent injury or damage to persons or property or (iv) such action is required to avoid invalidating any insurance coverage; or (y) if the Applicable Interest Holders provide direction, take such action as the Applicable Interest Holder(s) shall direct, subject to Agent’s obligation to follow Accepted Servicing Practices.

(e) Notwithstanding anything to the contrary set forth herein, with respect to any Loan Asset, during any period of time that an Interest Holder or any Affiliate or participant of an Interest Holder holds (i) an interest in a Borrower or becomes an Affiliate of a Borrower or a Borrower Related Party of such Loan Asset (except (A) with respect to the equity features of any Loan Asset that includes equity features, and/or (B) to the extent the same results solely from interests in a Borrower or Borrower Related Party that are held by a portfolio company of an Affiliate of an Interest Holder that is not actively managed or controlled by the same Persons that control such Interest Holder), (ii) an interest in a Counterparty Lender, or in any other loan or other credit extended with respect to the Mortgaged Property that is not ultimately (whether as a participation or otherwise) equal in priority to the applicable Loan Asset (other than unsecured corporate credit facilities for which the interests in the Mortgaged Property and/or Borrower, as applicable, constitute less than 15% of the collateral), or (iii) a direct or indirect interest in any entity prohibited by the Underlying Instruments of such Loan Asset, then, in each case, such Interest Holder shall not be entitled to the consent, approval, voting or similar rights granted to such Interest Holder under this Agreement with respect to such Loan Asset.

(f) It is acknowledged that, with respect to each Loan Asset, in the event of any conflict between the provisions of the Loan Agreements and the other Underlying Instruments, on the one hand, and the provisions of this Section 6.3 or any other provision of this Agreement, on the other hand, regarding the Interest Holder or Interest Holders required for approval of any matter under the Underlying Instruments or with respect to the Loan Asset, the terms and conditions of this Agreement shall control and notwithstanding anything to the contrary contained in the Loan Agreements or the Underlying Instruments, the Agent shall take or not take any actions pursuant to the instructions of the Applicable Interest Holders in accordance with the terms and conditions of this Agreement.

6.4 Agent Consent. Notwithstanding anything to the contrary in this Agreement, including, without limitation, Section 6.3 hereof, any modification or supplement to any rights or duties of Agent (in its capacity as an agent on behalf of the lenders) under the Underlying Instruments for each Loan Asset shall require the consent of Agent, not to be unreasonably withheld.

6.5 Buy/Sell.

(a) If the Applicable Interest Holders are unable to reach a decision among themselves with respect to a Major Decision as applicable to any Loan Asset and/or REO Property (including, without limitation, with respect to exercising a decision to exercise remedies pursuant to Section 6.2(e) hereof) (a “Deadlocked Decision”), any Interest Holder which is not a Defaulting Lender with respect to an applicable Loan Asset (the “Initiating Interest Holder”) may thereafter initiate the buy/sell provisions of this Section 6.5 by sending written notice (the “Election Notice”) to the other Interest Holder(s) (the “Responding Interest Holder(s)”), stating that the Initiating Interest Holder wishes to initiate the buy/sell provisions of this Section 6.5. The Election Notice shall state that the Initiating Interest Holder is willing to either (1) buy the entire Loan Interests of the Responding Interest Holder(s), or (2) sell to the Responding Interest Holder(s) the entire Loan Interest of the Initiating Interest Holder. For the avoidance of doubt, each Loan Interest purchased or sold pursuant to this Section 6.5 shall include the selling Interest Holder’s rights, if any, with respect to any outstanding Funded Default Amounts funded by it which remain outstanding at the time of such sale, including all accrued and unpaid interest thereon and any future funding obligations related to such Loan Asset.

(b) The Initiating Interest Holder shall specify in the Election Notice the purchase price for each applicable Loan Interest to be bought or sold, as applicable, in accordance with Section 6.5(a) (the “Buy/Sell Purchase Price”), which shall be the amount that each of the Responding Interest Holder(s) (collectively), on the one hand, and the Initiating Interest Holder, on the other hand, would receive in accordance with this Agreement (after accounting for the repayment of any Funded Default Amounts and all accrued and unpaid interest thereon) if the entire Loan Asset were sold for an all cash price (in an amount determined by Initiating Interest Holder in its sole discretion) and the proceeds thereof distributed pursuant to this Agreement.

(c) Within thirty (30) days after receipt of an Election Notice (the “Election Period”), each Responding Interest Holder shall give a written notice to each other Interest Holder (a “Response Notice”) specifying whether such Responding Interest Holder elects to (I) purchase the Initiating Interest Holder’s Loan Interest, (II) sell its own Loan Interest, and/or (III) only three (3) times with respect to any Loan Asset, agree with the Initiating Interest Holder’s position with respect to the Deadlocked Decision. Any Responding Interest Holder responding in the manner described in clause (III) of the immediately preceding sentence shall be deemed to consent to the applicable action that Initiating Interest Holder desires to effectuate with respect to the Deadlocked Decision. Any Responding Interest Holder that fails to give a Response Notice in compliance with this paragraph (c) within the Election Period shall be deemed to have given a notice electing to be a seller.

(d) If the Responding Interest Holder(s) elects to be a purchaser, then Initiating Interest Holder shall, only three (3) times with respect to any Loan Asset, have a period of five (5) days to send a notice to Initiating Interest Holder in which the Initiating Interest Holder(s) agree with the Responding Interest Holder’s position with respect to the Deadlocked Decision, in which case (I) the Election Notice shall be deemed withdrawn, and (II) Initiating Interest Holder shall be deemed to consent to the applicable action that Responding Interest Holder desires to effectuate with respect to the Deadlocked Decision.

(e) If the Responding Interest Holder(s) elects to be a purchaser and the Election Notice has not been withdrawn in accordance with the immediately preceding paragraph (d), then the Responding Interest Holder(s) shall purchase the Loan Interest of the Initiating Interest Holder for the applicable Buy/Sell Purchase Price. If the Responding Interest Holder(s) elect (or is deemed to have elected) to be a seller, then the Responding Interest Holder(s) shall sell its (or their) Loan Interest for the applicable Buy/Sell Purchase Price. If there is more than one Responding Interest Holder and at least one Responding Interest Holder elects to be a purchaser and at least one Responding Interest Holder elects (or is deemed to have elected) to be a seller, then the Responding Interest Holder(s) that elected to be a purchaser shall purchase, for the applicable Buy/Sell Purchase Price, the Loan Interests of (1) each Responding Interest Holder that elected (or is deemed to have elected) to be a seller and (2) the Initiating Interest Holder. In the event that more than one Responding Interest Holder has elected to be a purchaser, then such Responding Interest Holders shall purchase a share of the applicable Loan Interest in proportion to the amount that each such Responding Interest Holder’s Loan Asset Principal Balance bears to the total Loan Asset Principal Balance of all such Responding Interest Holders.)

(f) The closing shall take place in the City, County and State of New York on the date selected by the purchasing Interest Holder, which shall be no earlier than ten (10) Business Days after and not later than twenty (20) Business Days after the expiration of the Election Period. Concurrently with payment to the selling Interest Holder of the applicable Buy/Sell Purchase Price (which shall be paid all in cash), the selling Interest Holder shall deliver or cause to be delivered to the purchasing Interest Holder the applicable form of assignment and assumption agreement (and, if applicable, together with the selling Interest Holder’s respective original Notes and allonges to each such original Note executed by the selling Interest Holder), without recourse, representation or warranty, other than customary representations and warranties (i) regarding ownership and authority, and that the selling Interest Holder’s Loan Interest is being transferred to the purchasing lender free and clear of any and all participations or Liens with respect thereto (except to the extent of participations that are disclosed and for which the Buy/Sell Purchase Price is adjusted), and (ii) specifying, as applicable, (1) the Percentage Interest of the selling Interest Holder, (2) the Loan Asset Principal Balance (and any accrued and unpaid interest thereon) under the Loan Asset being assigned to the purchasing Interest Holder, and (3) the amount of any outstanding Funded Default Amounts funded by the selling Interest Holder (and any accrued and unpaid interest thereon), being assigned to the purchasing Interest Holder. All of the selling Interest Holder(s)’ rights and liabilities with respect to the applicable Loan Interest(s) hereunder (and, as applicable, under the Underlying Instruments) arising from and after the date of such transfer (but not as to any liabilities arising prior thereto) shall terminate as of such date, and the selling Interest Holder(s) shall no longer constitute an “Interest Holder,” “Lender” or “Agent” (in each case, as applicable) for purposes hereof or the Underlying Instruments, other than with respect to such rights and obligations that expressly survive termination in accordance with this Agreement. Each Interest Holder shall pay its own attorneys’ fees associated with the sale and the seller(s) shall pay any property transfer taxes, if any, payable in connection with the sale (and if there is more than one seller, sellers shall pay such transfer taxes in proportion to their respective pro rata share of the applicable Loan Interest(s)). In connection with any sale pursuant to this

Section 6.5 occurring after the acquisition of an REO Property, (y) all closing prorations shall be handled in a manner that is customary for the jurisdiction in which the REO Property is located, and (z) the selling and purchasing Interest Holders shall cooperate in good faith (subject to the economic, organizational and regulatory considerations of such Interest Holders and Agent) to structure the sale transaction in a manner that minimizes any transfer or other taxes payable in connection with such sale and either Interest Holder shall be entitled to delay the closing of the sale for a period of up to twenty (20) Business Days in order to do so.

(g) If an Interest Holder shall fail to complete a purchase or sale within the time and in the manner required hereunder, and such failure continues for three (3) Business Days after notice from the other Interest Holder(s), then the other Interest Holder(s) may elect to (a) purchase such defaulting Interest Holder’s entire Loan Interest for a price equal to ninety-five percent (95%) of the Buy/Sell Purchase Price otherwise applicable to such Loan Interest (in which case, the other Interest Holder(s) shall be deemed the purchaser, if such defaulting Interest Holder had been the purchaser), said election to be made within ten (10) Business Days after the defaulting Interest Holder’s failure to timely and properly close, with the closing to take place within ten (10) Business Days thereafter, (b) cancel such purchase or sale, as applicable, or (c) without limitation of the foregoing, pursue all rights and remedies at law or in equity (including specific performance) against the defaulting Interest Holder. Additionally, the defaulting Interest Holder shall not have the right for a period of one (1) year after the date of its default to give an Election Notice with respect to such Loan Asset.

6.6 Reimbursable Advances. With respect to each Loan Asset, the Interest Holders hereby agree that any and all costs and expenses (i) to be incurred in connection with any Loan Asset by the Agent or the Interest Holders and (ii) for which Borrower is obligated to reimburse a “Lender” and/or the Agent pursuant to the relevant Underlying Instruments, (such costs and expenses are referred to herein as the “Reimbursable Advances”) may be incurred by Agent on behalf of the Interest Holders. Agent shall seek reimbursement of the Reimbursable Advances from Borrower but, in all cases, the Interest Holder, on whose behalf any Reimbursable Advance was incurred by Agent, shall remain liable to Agent for the payment of such Reimbursable Advance in accordance with its respective Percentage Interest, in the event Borrower fails to reimburse Agent for such Reimbursable Advance in accordance with the terms of the Underlying Instruments. Notwithstanding anything herein to the contrary (other than Section 6.3(b)(xvi) hereof), other than emergency advances for taxes, insurance and otherwise in an aggregate amount not to exceed $250,000 (exclusive of advances for taxes and insurance) for any Mortgaged Property which are reasonably necessary to protect such Mortgaged Property, Agent shall not make any advances without the consent of the Applicable Interest Holders.

6.7 Register. With respect to Loan Assets for which Agent acts as agent or the lender of record under the Underlying Instruments, Agent shall maintain a register for the recordation of the names and addresses of each Interest Holder, the type of interest held by such Interest Holder (e.g. direct loan interest, participation or otherwise), principal amounts (and stated interest) of the Loan Assets owing to each Interest Holder and the name and address of each

Interest Holder’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, Agent and each Interest Holder shall treat each person or entity whose name is recorded in the Register as an Interest Holder with respect to the specified Loan Asset. The Register shall be available for inspection and copying by any Borrower or any Interest Holder during normal business hours upon reasonable prior notice to Agent.

6.8 Notices to Interest Holders. With respect to each Loan Asset, Agent shall promptly provide each Interest Holder with copies of all financial statements and other financial information delivered to Agent by the Borrower in accordance with the applicable Underlying Instruments.

6.9 Administration of Draw Requests.

(a) With respect to each Loan Asset, Agent shall review and administer Draw Requests by each Borrower in accordance with the terms and conditions of the applicable Underlying Instruments. Upon receipt of a Draw Request from Borrower, Agent shall determine if the conditions precedent and other material information relating to such Borrower’s request for an Advance under the applicable Underlying Instruments (the “Advance Conditions”) have been satisfied. Not less than five (5) Business Days prior to the Requested Advance Date for any Draw Request, Agent shall deliver written notice (the “Preliminary Notice”) to each Interest Holder in the manner provided for in Section 11.1 below, which such notice shall include the Loan Asset, the Requested Advance Date and the preliminary amount of such Interest Holder’s Percentage Interest of such Advance. Agent shall include with the Preliminary Notice a copy of the Draw Request summary page, to the extent not previously delivered. Not less than two (2) Business Days prior to the Requested Advance Date for such Draw Request, Agent shall notify each Interest Holder of any material condition that Borrower must satisfy as a condition precedent to the receipt of such Advance that has not been satisfied. In addition, Agent shall promptly upon its receipt thereof (which Interest Holders acknowledge may be on the Requested Advance Date) deliver to each Interest Holder the Construction Consultant’s summary approval letter relating to such Draw Request (and, prior to the next succeeding Requested Advance Date, a copy of the Construction Consultant’s report relating to such Draw Request), Borrower’s requisition and applicable title update in respect of such Advance received by Agent after the date of such notice. Not less than two (2) Business Days prior to the Requested Advance Date for such Draw Request, Agent shall deliver written notice (the “Final Notice”) to each Interest Holder in the manner provided for in Section 11.1 below, which such notice shall include the final determined amount of such Interest Holder’s Percentage Interest of such Advance (which such amount shall not exceed the amount stated in the Preliminary Notice). Provided that Agent has determined that each of the Advance Conditions related to a Draw Request have been satisfied (or waived by Agent in accordance with Section 6.3 herein), each of the Interest Holders shall fund its respective Percentage Interest of the requested Advance on the Requested Advance Date not later than 12:00 P.M., New York City time, in accordance with the Final Notice and the terms and conditions of the applicable Loan Agreement; provided, however, that notwithstanding anything to the contrary contained herein, no Interest Holder shall be required to fund any amount in excess of its respective Maximum

Commitment. Except to the extent that the Interest Holders may be required to make two (2) Advances in a month in order to make an Advance of the Required Debt Service Payment Amount on the Payment Date if the Requested Advance Date is not on a Payment Date, Agent shall not direct Interest Holders to make more than one additional Advance with respect to a Loan Asset in a calendar month unless Agent provides no less than five (5) Business Days’ written notice of such additional Advance to such Interest Holders. Agent shall work directly with the Construction Consultant, Borrower and any architects, engineers or other third party consultants involved in the construction of the Improvements and keep each Interest Holder reasonably apprised of the progress of construction at the Mortgaged Property. Each Interest Holder hereby acknowledges and agrees that the interest due to each Electing Lender in connection with a Funded Default Amount funded by such Electing Lender on behalf of a Defaulting Lender shall be at a rate equal to the Funded Default Amount Interest Rate.

(b) Notwithstanding the provisions of Section 6.9(a) above or anything to the contrary contained in any Underlying Instrument, provided that Agent has determined that each of the Advance Conditions related to a Draw Request have been satisfied (or waived by Agent in accordance with Section 6.3 herein) in accordance with Section 6.9(a) above, each Interest Holder shall be required to fund its respective Percentage Interest of each Advance until such Interest Holder has funded its respective Maximum Commitment.

6.10 Defaulting Lenders. With respect to each Loan Asset, subject to Section 6.10(g), if any Interest Holder (as hereinafter defined, a “Defaulting Lender”) (i) fails to fund its Percentage Interest of an Advance required to be funded hereunder on or before the time required hereunder or (ii) fails to pay Agent such Interest Holder’s Percentage Interest of any out-of-pocket costs, expenses or disbursements actually incurred or made by Agent pursuant to the terms of any Underlying Instruments and permitted hereunder on or prior to the date that is five (5) Business Days after a written demand for Agent by the same (which demand shall be accompanied by invoices or other reasonable back up information demonstrating the amount owed) to the extent that a Distribution Date has occurred after Agent incurred such expenses and prior to the delivery of such notice for reimbursement to the other Interest Holders and funds applied pursuant to Section 3.1 hereof were not sufficient to reimburse Agent in full for such amounts on such Distribution Date (the aggregate amount which Defaulting Lender fails to pay or fund under the preceding clause (i) and (ii) is herein referred to as the “Default Amount” and each such failure by an Interest Holder is referred to herein as a “Lender Default”), then Agent shall promptly notify the Interest Holders that an Interest Holder has become a Defaulting Lender, and in addition to the rights and remedies that may be available to the Non-Defaulting Lenders at law and in equity, the following provisions of this Section 6.10 shall apply:

(a) For the applicable Loan Asset, Defaulting Lender’s right to participate in the administration of the Underlying Instruments, including without limitation, any rights to vote upon, consent to or direct any action of Agent or Interest Holders (other than voting rights with respect to increasing such Interest Holder’s Maximum Commitment and/or extending the time during which such Interest Holder is required to make additional Advances) shall be suspended and such rights shall not be reinstated unless and until such default is cured; provided, however, that if Agent is a Defaulting Lender, Agent shall continue to have all rights provided for in this Agreement and the Underlying Instruments with respect to the administration of the Loan Assets, unless the Required Lenders (excluding Agent and any Affiliates of Agent) request Agent’s resignation or vote to remove and replace Agent in accordance with Section 6.1 hereof.

(b) If and to the extent the Default Amount includes an amount which, if advanced by Defaulting Lender, would be applied to interest, fees or other amounts due to the Defaulting Lender, Agent may, and shall upon the direction of Required Lenders, treat as advanced by Defaulting Lender to itself (with a corresponding automatic increase in Defaulting Lender’s Loan Interest balance, and without necessity for executing any further documents) such amount, whereupon a corresponding offset shall be made against the Default Amount.

(c) For the applicable Loan Asset, if and to the extent any Default Amount remains (after taking into account the deemed advance and application made under Section 6.10(b) above) (such amount, the “Remaining Default Amount”), any or all of Non-Defaulting Lenders shall be entitled (but shall not be obligated) to fund all or part of the Remaining Default Amount (such funded amount, the “Funded Default Amount”), and collect from Defaulting Lender or from amounts otherwise payable to Defaulting Lender free and clear of any withholding taxes at the Funded Default Amount Interest Rate on the Funded Default Amount for the period from the date on which the payment was due until the date on which payment is made (less any interest actually paid by Borrower on the Funded Default Amount from time to time, which payments shall be applied by Agent pari passu to Non-Defaulting Lenders which shall have so funded the Funded Default Amount). In the event of a Remaining Default Amount, Agent shall deliver written notice to the Non-Defaulting Lenders of the right (but not obligation) to fund such Remaining Default Amount (such notice, the “Default Amount Notice”). The Default Amount Notice shall state (i) the Remaining Default Amount, (ii) the date Agent must receive a Default Amount Election Notice, which shall be no less than two (2) Business Days from the date of such Default Amount Notice, and (iii) the date upon which the Remaining Default Amount must be received by Agent (such date, “Default Amount Funding Date”), which shall be no less than four (4) Business Days from the date of such Default Amount Notice. The right to fund the Remaining Default Amount shall be exercised by written notice from a Non-Defaulting Lender (each such Non-Defaulting Lender, an “Electing Lender”) to Agent and the other Non-Defaulting Lenders (each such notice, a “Default Amount Election Notice”); provided, however, if Agent receives more than one Default Amount Election Notice, then each Electing Lender’s commitment to fund the Remaining Default Amount shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Maximum Commitment bears to the total Maximum Commitments of all Electing Lenders. Agent shall notify the Electing Lender(s) no later than two (2) Business Days before the Default Amount Funding Date of the amount due from each Electing Lender. For the avoidance of doubt, the funding of a Remaining Default Amount by Electing Lender(s) on behalf of a Defaulting Lender shall not restore such Defaulting Lender to Non-Defaulting Lender status. Notwithstanding anything to the contrary contained in this Agreement, upon the repayment to all applicable Interest Holders of all applicable Default Amounts, the Defaulting Lender shall no longer be considered a Defaulting Lender with respect to the applicable Loan Asset for any purposes hereunder.

(d) Intentionally Omitted.

(e) Each Non-Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s Percentage Interest of the Obligations of such Loan Asset, together with the Funded Default Amount, in which case the following provisions shall apply:

(i) If more than one Non-Defaulting Lender exercises such right, each such Non-Defaulting Lender shall have the right to acquire (in proportion to such acquiring Interest Holders’ respective Percentage Interests (or upon agreement thereof, any other proportion)) Defaulting Lender’s Percentage Interest in the Obligations of the applicable Loan Asset, together with all of the Funded Default Amount for such Loan Asset. Such right to purchase shall be exercised by written notice from the applicable Non-Defaulting Lender(s) electing to exercise such right to Defaulting Lender and Agent (an “Exercise Notice”), copies of which shall also be sent concurrently to the other Interest Holders. The Exercise Notice shall specify (A) the Purchase Price for the Percentage Interest of Defaulting Lender in the applicable Loan Asset, determined in accordance with Section 6.10(e)(ii) below, and (B) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full with respect to such Loan Asset (including all interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the applicable Non-Defaulting Lenders shall no longer have a right to purchase such Defaulting Lender’s Percentage Interest or the Funded Default Amount. Upon any such purchase of the Percentage Interest of a Defaulting Lender in such Loan Asset and as of the date of such purchase (the “Purchase Date”), (X) the Non-Defaulting Lenders purchasing Defaulting Lender’s Percentage Interest in the Loan Asset shall also purchase the relevant Funded Default Amount in equivalent proportions from the Non-Defaulting Lenders which funded the same, for a purchase price equal to par plus interest accrued at the Funded Default Amount Interest Rate and unpaid thereon (such accrued interest, the “Default Amount Accrued Interest”), (Y) the Non-Defaulting Lenders purchasing Defaulting Lender’s Percentage Interest in the Loan Asset shall promptly advance to Agent their proportionate shares of any unfunded portion of the Default Amount, and (Z) Defaulting Lender’s interest in the Loan Asset, the Obligations thereof, and its rights hereunder as an Interest Holder of the Loan Asset arising from and after the Purchase Date (but not its rights and liabilities in respect thereof or under the applicable Underlying Instruments for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Without in any manner limiting the remedies of Interest Holders, the obligations of a Defaulting Lender to sell and assign its applicable

Percentage Interest under this Section 6.10(e) shall be specifically enforceable by Agent and/or the other Interest Holders, by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the applicable Loan Asset, and the other terms of the applicable Underlying Instruments that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

(ii) The purchase price for the Percentage Interest of the Loan Asset and the Obligations of a Defaulting Lender with respect to such Loan Asset (the “Purchase Price”) shall be equal to ninety-eight percent (98%) of the par value (plus accrued interest) of the Defaulting Lender’s Percentage Interest of the Loan Asset outstanding as of the Purchase Date (which for the avoidance of doubt (A) shall not include any Funded Default Amount for the Loan Asset funded by a Non-Defaulting Lender on behalf of such Defaulting Lender, and (B) shall be determined utilizing a then-current FIRREA compliant appraisal (obtained by Agent at the Defaulting Lender’s cost) with respect to any Loan Asset providing for a profit participation interest), less (x) the applicable Default Amount Accrued Interest, and (y) reasonable costs and expenses incurred by Agent and Interest Holders directly as a result of Defaulting Lender’s default hereunder, court costs and the fees and expenses of attorneys, paralegals, accountants and other similar advisors (such costs and expenses, collectively, the “Default Costs”), and if such amounts are not then known, there shall be deducted from the Purchase Price and placed into escrow with Agent an amount equal to 150% of Agent’s reasonable estimate of such Default Costs, to be held for disbursement to pay such costs as incurred, with any remainder being returned to Defaulting Lender upon payment in full of all the Obligations. Interest Holders hereby acknowledge that Interest Holders purchasing Defaulting Lender’s Percentage Interest in such Loan Asset are entitled to do so at the price set forth in this Section 6.10(e)(ii) notwithstanding the risk that the applicable Obligations and security therefor may further decline in value after such purchase as a result of Defaulting Lender’s default.

Nothing herein contained shall be deemed or construed to waive, diminish or limit, or prevent or stop any Interest Holder from exercising or enforcing, any rights or remedies which may be available at law or in equity as a result of or in connection with any default under the applicable Underlying Instruments by another Interest Holder with respect to the applicable Loan Asset.

(f) With respect to each Loan Asset, within thirty (30) days after any Interest Holder becomes a Defaulting Lender for a Loan Asset, and if no Non-Defaulting Lender elects to acquire such Defaulting Lender’s Percentage Interest of the Obligations of such Loan Asset together with the Funded Default Amount, in accordance with Section 6.10(e), the following shall apply:

(i) Subject to compliance with the terms of the applicable Underlying Instruments, Agent may, at the option of the Borrower (if applicable pursuant to the Underlying Instruments), or at the direction of the Required Lenders to Agent, notify such Defaulting Lender of Agent’s intention to obtain, at Defaulting Lender’s expense, a replacement lender (“Replacement Lender”) for such Defaulting Lender with respect to the applicable Loan Asset, which Replacement Lender must be a Qualified Equity Holder. In the event Agent obtains a Replacement Lender within one hundred twenty (120) days following notice of its intention to do so, the Replacement Lender shall (i) purchase the Percentage Interest in the applicable Loan Asset and the relevant Obligations of such Defaulting Lender at the Purchase Price, (ii) purchase the Funded Default Amount from the Electing Lenders which funded the same at par plus the Default Amount Accrued Interest, and (iii) pay to Agent the Default Costs. Defaulting Lender shall sell, at a price equal to the Purchase Price, Defaulting Lender’s interest in the applicable Loan Asset, the relevant Obligations, and its rights hereunder as an Interest Holder of such Loan Asset arising from and after the date of such sale (but not its rights and liabilities in respect thereof or under the Underlying Instruments or this Loan Agreement for obligations, indemnities and other matters arising or matters occurring before the date of such sale) shall terminate on the date of such sale, and Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Upon any such sale and payment, such replaced Defaulting Lender shall no longer constitute a “Interest Holder” or “Lender” with respect to the applicable Loan Asset for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in this Section 6.10. Without in any manner limiting the remedies of Interest Holders, the obligations of a Defaulting Lender to sell and assign its Percentage Interest in a Loan Asset under this Section 6.10(f) shall be specifically enforceable by Agent and/or the other Interest Holders, by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the applicable Loan Asset and the other terms of the Underlying Instruments that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

(g) Notwithstanding anything to the contrary contained herein, the following failures to fund by an Interest Holder that would otherwise cause such Interest Holder to be a Defaulting Lender hereunder shall not cause such Interest Holder to be a Defaulting Lender:

(i) If any Person that is Controlled by a Permitted Fund Manager described in clause (I) of the definition thereof fails to fund an amount due hereunder as a result of the failure by German American Capital Corporation (or an Affiliate thereof) to fund any commitment made by such Person to the applicable Interest Holder in accordance with the terms of such commitment.

6.11 Indemnification of Agent. With respect to each Loan Interest, Interest Holders hereby agree to indemnify Agent in accordance with the Underlying Instruments of such Loan Interest (provided that this sentence shall only be construed to entitle Agent to the same (and not increased or decreased) indemnifications provided to Agent under the Underlying Instruments notwithstanding the fact that the Interest Holders hereunder may not be parties to the Underlying Instruments). In addition, Interest Holders hereby agree to indemnify Agent, in their respective capacities as such (to the extent not reimbursed by an applicable Borrower and without limiting the obligation, if any, of such Borrower to do so), ratably according to the respective amounts of their percentage share of each Loan Asset, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the applicable Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Underlying Instruments or the transactions contemplated thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided, however, that Interest Holders shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence, bad faith or willful misconduct, respectively. The provisions of this Section 6.11 shall survive the payment of the Obligations and the termination of this Agreement.

6.12 Elections Under Participation Assets.

(a) Within three (3) Business Days of receiving any notice from a Participation Counterparty that provides Agent and/or the Interest Holders with a right of first offer, right of first refusal, tag-along right, purchase option or other similar right (but not a right in the nature of a buy/sell option) with respect to the acquisition of such Participation Counterparty’s interest (a “ Participation Purchase Opportunity”) and/or the sale of Loan Interests to such Participation Counterparty (a “Participation Disposition Opportunity”), Agent or the Interest Holder receiving such notice (the “Participation Notice”) shall deliver a copy of such notice to the applicable Agent and Interest Holders with respect to such Participation Asset, and the applicable Agent and Interest Holders shall consult with each other to determine a proposed course of action. In the case of a Participation Purchase Opportunity, any Interest Holders wishing to purchase the Participation Counterparty’s interest may acquire such interest, and, if more than one Interest Holder wishes to purchase such interest, the Interest Holders shall acquire such Participation Counterparty Interest in proportion to such acquiring Interest Holders’ respective Percentage Interests (or upon agreement thereof, any other proportion)) in accordance with the terms of the Participation Notice. In the case of a Participation Disposition Opportunity, the consent of all Interest Holders shall be required in order to sell such Loan Asset.

(b) Within three (3) Business Days of receiving any notice in the nature of a “buy/sell” notice from a Participation Counterparty, Agent or the Interest Holder receiving such notice (the “Participation Buy/Sell Notice”) shall deliver a copy of such notice to the applicable Agent and Interest Holders with respect to such Participation Asset, and the applicable Agent and Interest Holders shall consult with each other to determine a proposed course of action. If the Interest Holders are unable to agree on a proposed course of action with respect to the Participation Buy/Sell Notice, then the Interest Holder(s) wishing to buy the Participation Counterparty’s interest (the “Buying Interest Holders”) may, by written notice (the “Participation Buy Notice,” which must be delivered at least two (2) Business Days prior to the deadline to respond to the Participation Buy/Sell Notice) to Agent and the other Interest Holder(s) (the “Selling Interest Holders”), elect to buy the Loan Interests of the Selling Interest Holders on the same terms and conditions and subject to the same procedures (as applied to account for the potentially different nature of the interests held by the Interest Holders) as set forth in the Participation Buy/Sell Notice with respect to the Participation Counterparty’s interests. The delivery of the Participation Buy Notice shall constitute Buying Interest Holder(s)’ covenant to purchase the Loan Interests and the Participation Counterparty’s interests, and such Buying Interest Holders shall be liable to Agent and the Selling Interest Holders for all actual losses, damages, and out of pocket costs and expenses incurred by Agent and Selling Interest Holders as a result of Buying Interest Holders’ failure to consummate such transactions.

(c) If, after receipt of a Participation Buy/Sell Notice and the expiration of the time periods set forth in the immediately preceding clause (b), no Interest Holder delivers a Participation Buy Notice, Agent shall elect to sell the applicable Loan Asset to the Participation Counterparty in accordance with the Participation Buy/Sell Notice, and each Interest Holder shall cooperate with Agent in effectuating such sale. Without in any manner limiting the remedies of Interest Holders, the obligations of each Interest Holder to sell and assign its Percentage Interest in a Loan Asset under this Section 6.12(c) shall be specifically enforceable by Agent and/or the other Interest Holders, by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the applicable Loan Asset and the other terms of the Underlying Instruments that may be caused by such failure, damages and other remedies at law are not adequate.

ARTICLE 7

RELATIONSHIP OF INTEREST HOLDERS

7.1 No Creation of a Partnership. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute a partnership, association, joint venture or other entity by and between any of the Interest Holders. The Interest Holders shall not (and shall cause their respective Affiliates to not) take a position on any Tax return or related Tax document or filing that this Agreement or action taken pursuant hereto constitutes a partnership for U.S. federal income tax purposes, except upon a final determination by an applicable Taxing authority. The parties will cooperate with each other in good faith on the tax-related matters described herein, including in determining when and whether to make an election described in Code Section 761 with respect to the agreements contained herein. The parties intend that none of the terms described herein creates or gives rise to a “debt obligation” (within the meaning of Code Section 7701 and the Treasury regulations promulgated thereunder) of Interest Holder 1, and this Agreement shall be interpreted consistent with such intent.

7.2 Other Business Activities. With respect to each Loan Asset, Interest Holders acknowledge that each Interest Holder and its respective Affiliates may heretofore have made a loan or otherwise extended credit to Borrower Related Parties applicable to such Loan Asset and, in the future, may make other loans or extend further credit to Borrower Related Parties, and in connection with each such loan or extension of credit, such Interest Holder may receive payments on such other loans or extensions of credit to Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

ARTICLE 8

ASSIGNMENTS AND PARTICIPATIONS

8.1 Assignments. No Interest Holder shall Transfer all or any portion of its Loan Interests except as follows:

(a) Except as provided in and subject to any restrictions set forth in the Underlying Instruments of the applicable Loan Assets and subject to Section 8.1(b) below, each Interest Holder shall have the right to Transfer all or any portion of its Loan Interests to a Qualified Equity Holder; provided, however, that such Interest Holder shall not Transfer all or any portion of its legal or beneficial interest in its Loan Interests to any Counterparty Lender, Borrower or Borrower Related Party underlying such Loan Asset; further that (x) Interest Holder 2 may not Transfer all or any portion of its Loan Interests or any related Note that is the subject of a participation or similar agreement with the other Interest Holder to a person (other than Interest Holder 1 or its designee) that is not both a “United States person” within the meaning of Code section 7701(a)(30) and a “financial institution” within the meaning of Treasury Regulations section 1.1441-1 and (y) Interest Holder 1 may at any time Transfer all or any portion of its Loan Interests and any related Note to a wholly owned subsidiary of Interest Holder 1.

(b) At least two (2) Business Days prior to (or, with respect to a Transfer described in Section 8.1(a)(y), within five (5) Business Days after) any Transfer by an Interest Holder (other than a Pledge in accordance with the provisions of Section 12.1 hereof), such Interest Holder shall provide to Agent a certification that such transfer will be made in accordance with this Section 8.1, which certification shall include the name and contact information of the proposed transferee, together with the transferee’s agreement to assume all of the obligations hereunder and to make all of the representations made by the Interest Holders hereunder. Effective on any such Transfer and on compliance with this Section 8.1, such Interest Holder shall have no further liability hereunder with respect to the interest of the transferee that was the subject of such Transfer and such transferee shall be an “Interest Holder” with respect to such interest. Any Transfer that does not comply with all requirements of Section 8.1 hereof shall be void ab initio.

8.2 Participations. Except as provided in the Underlying Instruments of the applicable Loan Assets, Interest Holders may assign, sell, grant, transfer or otherwise issue a participation interest in all or any portion of its rights in and to the Loan to a transferee that is a Qualified Equity Holder; provided, however, that such Interest Holder shall not Transfer all or any portion of its legal or beneficial interest in its Loan Interests to any Counterparty Lender, Borrower or Borrower Related Party underlying such Loan Asset. Any participation granted by an Interest Holder in the Loan Interests held by it in accordance with this Agreement shall not dilute or otherwise reduce such Interest Holder’s voting rights, consent rights and/or Percentage Interest hereunder, and the parties granting and acquiring such participation may decide between themselves whether or not the party granting such participation will take voting instruction from the party acquiring such participation.

8.3 Not a Security. The Notes shall not be deemed to be securities within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

ARTICLE 9

CUSTODY AND SERVICING

9.1 Custody of Underlying Instruments. Agent shall appoint a custodian, which custodian, as agent for the Agent and the Interest Holders, shall hold in its possession, the originals of all of the Underlying Instruments (other than the Notes) for the pro rata benefit of the Interest Holders. Agent shall have the right to remove and replace the custodian, in which event Agent shall notify the Interest Holders of the identity of the successor “Custodian” so chosen and such successor custodian shall assume all the rights and duties of custodian hereunder. Such custodian shall hold the Underlying Instruments (other than the Notes) pursuant to a custodial agreement entered into between Agent and such custodian, which custodial agreement shall be on customary market terms.

9.2 Servicing of Loans.

(a) Without limiting the rights of any Interest Holder to have its Loan Interests serviced by a servicer of its choosing, the Loan Assets shall be serviced by Hanover Street Capital, LLC, a Delaware limited liability company, Situs Asset Management LLC, a Texas limited liability company, and/or another servicer designated by Agent with the consent of the Required Lenders (collectively, and together with their nominees or designees, the “Servicer”). Agent may delegate all or any portion of its responsibilities under this Agreement and the Underlying Instruments to Servicer. Servicer may, at any time, delegate all or any portion of its responsibilities for the servicing and administration of the Loan Assets to a sub-servicer or sub-servicers in accordance with the Servicing Agreement. Notwithstanding any collection of the Servicing Fee by Agent on behalf of Servicer (and for the avoidance of doubt, no Interest Holder shall be liable for such Servicing Fee), the Servicing Fee will be deemed to have been paid directly to Servicer.

(b) Notwithstanding anything to the contrary contained herein, to the extent that Servicer services both the Loan Assets and the Loan Interests of each Interest Holder, any provision contained herein requiring Agent to provide notice to the other Interest Holders of the occurrence of any event or a copy of any written document, report or other instrument shall, except as otherwise provided by notice from an Interest Holder to the Servicer with respect to alternate instructions regarding specified Loan Assets, be deemed satisfied upon Servicer obtaining knowledge of the applicable event and/or a copy of the applicable document, report or other instrument that is the subject of such notice requirement. For the avoidance of doubt, the deemed approval provided for in this clause (b) shall not apply with respect to any notice requesting that an Interest Holder approve a Major Decision or fund an amount of money. If there is a conflict between this clause (b), on the one hand, and any other provision set forth in this Agreement, on the other hand, this clause (b) shall control.

ARTICLE 10

NO FIDUCIARY RESPONSIBILITY

10.1 Limitation on Liability. With respect to each Loan Asset, no Interest Holder, in its capacity as such, shall have any fiduciary responsibility to the other Interest Holders or Agent. Notwithstanding anything to the contrary contained herein or in the Underlying Instruments, (a) no Interest Holder shall be personally liable hereunder or under the Underlying Instruments other than to the extent of cash, property or other value realized or derived from its respective ownership of the Loan Assets, and (b) no principal, director, officer, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent or Affiliate of any Interest Holder, or any legal representatives, successors or assigns of any of the foregoing shall have any personal liability for with respect to the payment of any sum of money which is or may be payable hereunder or under any other Underlying Instruments by any Interest Holder.

ARTICLE 11

MISCELLANEOUS

11.1 Notices. All notices, demands, requests, consents, approvals or other communications (each of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, electronic mail, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.1. Any such Notice shall be deemed to have been received: (a) three (3) Business Days after the date mailed, (b) on the date of sending by facsimile or electronic mail if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day) and

(d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Interest Holder 1:

[Applicable Interest Holder 1] c/o TPG RE Finance Trust CLO Issuer, L.P. 345 California Street, Suite 3300
San Francisco, CA 94104 Attention: Matthew J. Coleman, Esq. Facsimile: (415) ###-####
Email: ########@tpg.com

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Alfred O. Rose, Esq. Alison T. Bomberg, Esq.
Fax: (617) ###- #### (617) ###-####
Email: ###########@ropesgray.com ##############@ropesgray.com

If to Interest Holder 2:

German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Attention:
Facsimile No.
Email:

with a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, New York 10166
Attention: Eric Feuerstein Facsimile No. (212) ###-#### Email: ###########@gibsondunn.com

If to Agent (as applicable):

Deutsche Bank Trust Company Americas 60 Wall Street, 10th Floor
New York, NY 10005 Attention: Dino Paparelli Facsimile No. (212) ###-#### Email: #############@db.com

with a copy to:

Hanover Street Capital, LLC 48 Wall Street, 14th Floor New York, NY 10005 Attention: Amy Sinensky Facsimile No. (212) ###-####
Email: ###########@hanoverstcap.com

with a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, New York 10166
Attention: Eric Feuerstein Facsimile No. (212) ###-#### Email: ###########@gibsondunn.com

OR

Deutsche Bank AG New York Branch 60 Wall Street, 10th Floor
New York, NY 10005 Attention: Dino Paparelli Facsimile No. (212) ###-##### Email: #############@db.com

with a copy to:

Hanover Street Capital, LLC
48 Wall Street, 14th Floor
New York, NY 10005
Attention: Amy Sinensky
Facsimile No. (212) ###-####

Email: ###########@hanoverstcap.com

with a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, New York 10166
Attention: Eric Feuerstein Facsimile No. (212) ###-#### Email: ###########@gibsondunn.com

Each party designates the individual listed above in “Attention” for such party as its authorized representative, and each other party shall be entitled to rely on such Notice provided by or to such authorized representative at the address, facsimile number or email of such authorized representative listed above. Notwithstanding the foregoing, Agent is entitled to solicit by email consent or approval from the Interest Holders and rely on the consent or approval from each Interest Holder by the designated representatives at the email address listed on Schedule 2 attached hereto. Any party may change the address to which any Notice is to be delivered by furnishing five (5) days’ written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent may, if Agent directs, also be given by Servicer.

11.2 Modification. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.3 WAIVER OF JURY TRIAL. EACH INTEREST HOLDER AND AGENT EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

11.4 Governing Law.

(a) This Agreement shall be governed by and construed according to the laws, from time to time in effect, of the State of New York and the laws of the United States of America. To the fullest extent permitted by law, each Interest Holder and Agent hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement. This choice of law is made pursuant to New York General Obligations Law Section 5-1401.

(b) Any legal suit, action or proceeding against any Interest Holder arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, and each Interest Holder and Agent waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and each Interest Holder hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Such counterparts shall constitute but one and the same instrument and shall be binding upon, and shall inure to the benefit of, each of the undersigned individually as fully and completely as if all had signed one instrument.

11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Interest Holders and Agent and their respective permitted successors and assigns, including without limitation, any holder of the respective Notes. Any transfer of any Note or any interest therein shall be expressly subject to the terms of this Agreement, and the transferor shall furnish a true, correct and complete copy of this Agreement to the transferee.

11.7 No Third Party Beneficiaries. Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any Person other than Agent and Interest Holders and their respective successors and assigns, and no other Person shall be a third party beneficiary hereof.

11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any applicable jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.9 No Waiver. No waiver shall be deemed to be made by any Interest Holder of any of its rights hereunder, or under the Underlying Instruments, unless the same shall be in writing and signed by such Interest Holder, and each waiver, if any, shall be a waiver only with respect to the specific instances involved and shall in no way impair the rights of such Interest Holder in any other respect or at any other time.

11.10 Further Assurances. Each of the Interest Holders shall execute such further documents or instruments and take such further actions as the other may reasonably request from time to time to carry out the intent of this Agreement.

11.11 Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

11.12 No Reliance. Each Interest Holder hereby acknowledges and affirms that such Interest Holder has, independently and without reliance upon any other Interest Holder, Agent or any other person or entity, and based on such documents and information as such Interest Holder has deemed appropriate, made its own credit analysis and decision to purchase its applicable Note. Each Interest Holder hereby further acknowledges and affirms that neither any other Interest Holder, Agent nor any other person or entity has made any representations or warranties with respect to the Loans or the Notes (except as provided in this Agreement), and that neither any other Interest Holder nor Agent shall have any responsibility for (a) the collectability of the Loans, (b) the validity, enforceability or legal effect of any of the Underlying Instruments or the Title Policy or any survey furnished to such Interest Holder in connection with the Loans, (c) the validity, sufficiency or effectiveness of any lien created by the Underlying Instruments, or (d) the financial condition of Borrower.

11.13 No Set-Off. With respect to each Loan Asset, each Interest Holder hereby acknowledges that the exercise by any Interest Holder of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of a Borrower could result under certain laws in significant impairment of the ability of all Interest Holders to recover any further amounts in respect of the Loan Assets. Therefore, each Interest Holder agrees not to charge or offset (or exercise any other similar right) any amount owed to it by a Borrower against any of the accounts, property or assets of such Borrower or any of its affiliates held by such Interest Holder without the prior written approval of Agent and Required Lenders.

11.14 Controlling Document. Each Interest Holder hereby acknowledges and agrees that each of their respective rights under the Underlying Instruments are and shall be, at all times, subject to the terms and provisions of this Agreement and, in the event of any inconsistency between this Agreement and the terms and provisions of any other Underlying Instrument with respect to the rights of the other Interest Holder, the terms and provisions of this Agreement shall control.

11.15 Individual Documentation. If Agent (in connection with an enforcement of remedies or if otherwise deemed reasonably necessary for the preservation of the value of a Loan Asset) or any Interest Holder shall so request with respect to any specified Loan Asset, the applicable Agent and Interest Holders shall enter into a specific version of this Agreement (with such adjustment as necessary depending on the precise method of ownership (e.g. direct loan interest, participation)) solely with respect to such single Loan Asset, and such agreement shall mirror all of the material terms and conditions of this Agreement with respect to such specified Loan Asset, and upon the execution of such agreement, the Loan Asset governed thereunder shall no longer be subject to this Agreement. Unless otherwise agreed, costs and expenses of entering into such documentation shall be borne by the Interest Holder that requests such documentation, except that any such documentation requested by Agent for the purpose of enforcement of remedies or for the preservation of the value of a Loan Asset shall be borne pro rata by each Interest Holder in accordance with its Percentage Interest of the applicable Loan Asset.

11.16 Elevation. If the Buyer (as such term is defined in the Master Purchase Agreement) shall elect Elevation (as such term is defined in the Master Purchase Agreement) with respect to any Loan Asset, the applicable Agent and Interest Holders shall, subject to any limitations in any Underlying Instrument, cooperate in a commercially reasonable fashion (and in all cases subject to the internal and regulatory restrictions placed on each Agent and Interest Holder) with such election under the Master Purchase Agreement, and shall execute such documents and instruments as are reasonably necessary to effectuate such Elevation, including each of the documents, agreements, notices and other instruments required to be executed and/or delivered by such party for any Elevation-Specified Loan Asset (as such term is defined in the Master Purchase Agreement) in accordance with the Master Purchase Agreement.

ARTICLE 12

FINANCING OF LOANS

12.1 Financing of Loans.

(a) Subject to the requirements of Section 8.1 and notwithstanding any other provision hereof, any Interest Holder may pledge (a “ Pledge”) all but not less than all of its interest in the Loan Assets to any entity which has extended a credit facility to such Interest Holder (including, without limitation, credit in the form of a repurchase agreement facility) and is a Qualified Equity Holder (such entity, a “Loan Pledgee”), on the terms and conditions set forth in this Section 12.1; provided, each that Loan Pledgee shall be bound by this Agreement, including, without limitation, with respect to the exercise of remedies against any Mortgaged Property or Collateral. Upon written notice by an Interest Holder to Agent that a Pledge has been effected, Agent agrees to acknowledge receipt of such notice and thereafter agrees: (i) that no amendment, modification, waiver or termination of this Agreement shall be effective against Loan Pledgee without the written consent of Loan Pledgee, which consent shall not be unreasonably withheld; (ii) to give such Loan Pledgee written notice of any default by such Interest Holder under this Agreement of which default Agent has actual knowledge; (iii) to allow such Loan Pledgee a period of ten (10) Business Days (in respect of a monetary default) and a period of thirty (30) days (in respect of a non-monetary default) to cure a default by such Interest Holder in respect of its obligations hereunder (but such Loan Pledgee shall not be obligated to cure any such default); and (iv) that, upon written notice to Agent by Loan Pledgee that the applicable Interest Holder is in default beyond applicable cure periods under such Interest Holder’s obligations to Loan Pledgee pursuant to the applicable credit agreement between such Interest Holder and Loan Pledgee (such notice, a “Redirection Notice”) (which notice need not be joined in or confirmed by such Interest Holder), and until such Redirection Notice is withdrawn or rescinded by Loan Pledgee, Agent shall remit to Loan Pledgee and not to such Interest Holder, any payments that Agent would otherwise be obligated to pay to such Interest Holder from time to time pursuant to this Agreement or any Underlying Instruments. Each Interest Holder hereby unconditionally and irrevocably releases Agent and the other Interest Holders from any liability to the Interest Holder subject to a Redirection Notice on account of Agent’s compliance with any Redirection Notice believed by Agent to have been delivered by Loan Pledgee. Loan Pledgee shall be permitted to fully exercise its rights and remedies against such Interest Holder, and realize on any and all collateral granted by such Interest Holder to Loan Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law. In such event, Agent shall recognize Loan Pledgee (and any transferee which is also a Qualified Equity Holder at any foreclosure or similar sale held by Loan Pledgee or any transfer in lieu of such foreclosure), and its successors and assigns, as the successor to such Interest Holder’s rights, remedies and obligations under this Agreement and the Underlying Instruments and any such Loan Pledgee or Qualified Equity Holder shall assume in the writing the obligations of such Interest Holder hereunder accruing from and after such Transfer and agrees to be bound by the terms and provisions hereof (it being understood and agreed that, notwithstanding anything to the contrary herein, such Loan Pledgee shall not be required to assume such Interest Holder’s obligations hereunder prior to such realization on such collateral). The rights of Loan Pledgee under this Section 12.1 shall remain effective unless and until Loan Pledgee shall have notified the Agent in writing that its interest in the Loans has terminated.

ARTICLE 13

WITHHOLDING TAXES

13.1 With respect to each Loan Asset, if the Agent or Borrower (or other applicable withholding agent) shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to or with respect to (including in connection with a participation or similar arrangement) any Interest Holder with respect to a Loan Asset, the Agent or such other withholding agent shall be entitled to do so with respect to such Interest Holder’s direct or indirect interest in such payment (all withheld amounts being deemed paid to such Interest Holder), provided that the Agent or such other withholding agent shall furnish any such Interest Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Interest Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Interest Holder is subject to tax.

13.2 With respect to each Loan Asset, each other Interest Holder shall and hereby agrees to indemnify the Agent against and hold the Agent harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Agent to withhold Taxes from payment made to any other Interest Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Interest Holder to the Agent in connection with the obligation of the Agent to withhold Taxes from payments made to such other Interest Holder, it being expressly understood and agreed that (i) the Agent shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) any other Interest Holder shall, upon request of the Agent and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to the Agent. Interest Holder 2 represents and warrants to the Agent (other than Interest Holder 2 in its capacity as such) and the benefit of Borrower and each other Interest Holder that Interest Holder 2 is a “financial institution” within the meaning of Treasury Regulations section 1.1441-1.

13.3 With respect to each Loan Asset, each Interest Holder represents to the Agent (for its benefit, the benefit of Borrower and each other Interest Holder) that it is not a Non-Exempt Person and that neither the Agent nor Borrower is obligated under applicable law to withhold U.S. federal Taxes on sums paid to it with respect to the Loans or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Interest Holder shall deliver to the Agent, evidence satisfactory to the Agent substantiating that it is not a Non-Exempt Person and that the Agent is not obligated under applicable law to withhold U.S. federal Taxes on sums paid to it with respect to the Loans or otherwise under this Agreement. Without limiting the effect of the foregoing, each party (and each Person that may subsequently become an Interest Holder) shall furnish each other party duly executed copies of the applicable Internal Revenue Service Form W-9 and/or W-8, any successor form thereto or other form or statement (including any replacement form upon the obsolescence or expiration of a form previously provided), as may be required from time to time, duly executed by such Interest Holder, as evidence of such Interest Holder’s exemption from the withholding of United States tax with respect thereto. The Agent shall not be obligated to make any payment hereunder to an Interest Holder in respect of its Note or otherwise until such Interest Holder shall have furnished to the Agent the requested forms, certificates, statements or documents.

ARTICLE 14

PATRIOT ACT COMPLIANCE

14.1 In order for the Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Interest Holder or Interest Holder’s participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Agent may request, and such Interest Holder or participant shall provide to the Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Agent to comply with federal law.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Interest Holder 1, Interest Holder 2, and Agent have caused this Agreement to be duly executed as of the day and year first above written.

INTEREST HOLDER 1:

TPG RE FINANCE TRUST CLO ISSUER, L.P.

By:	TPG RE Finance Trust GenPar, Inc., its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[signatures continue on next page]

[Signature Page to Master Co-Lender Agreement]

TPG RE FINANCE TRUST CLO ISSUER SUB, LTD.

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[signatures continue on next page]

[Signature Page to Master Co-Lender Agreement]

TPG RE FINANCE TRUST CLO TRS CORP.

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[signatures continue on next page]

[Signature Page to Master Co-Lender Agreement]

TPG RE FINANCE TRUST CLO TRS 1 CORP.

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[signatures continue on next page]

[Signature Page to Master Co-Lender Agreement]

TPG RE FINANCE TRUST CLO TRS 2 CORP.

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[signatures continue on next page]

[Signature Page to Master Co-Lender Agreement]

INTEREST HOLDER 2:

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ R. Christopher Jones
Name:	R. Christopher Jones
Title:	Director

By:	/s/ Andrew Mullin
Name:	Andrew Mullin
Title:	Director

Signature Page to Master Co-Lender Agreement

AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as agent for the benefit of Interest Holders

By:	/s/ James F. Griffith
Name:	James F. Griffith
Title:	Managing Director

By:	/s/ MURRAY MACKINNON
Name:	MURRAY MACKINNON
Title:	VICE PRESIDENT

DEUTSCHE BANK AG NEW YORK BRANCH, a branch of Deutsche Bank AG, a banking corporation organized under the laws of the Federal Republic of Germany

By:	/s/ R. Christopher Jones
Name:	R. Christopher Jones
Title:	Director

By:	/s/ MURRAY MACKINNON
Name:	MURRAY MACKINNON
Title:	VICE PRESIDENT

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/s/ R. Christopher Jones
Name:	R. Christopher Jones
Title:	Director

By:	/s/ Andrew Mullin
Name:	Andrew Mullin
Title:	Director

Signature Page to Master Co-Lender Agreement